UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bear State Financial, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 17, 2017

Dear Shareholder:

You are cordially invited to attend the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Bear State Financial, Inc. (the “Company”), to be held at the Company’s office located at 135 Section Line Road, Hot Springs, Arkansas 71913, on Wednesday, May 17, 2017 at 11:00 a.m., Central Time, for the following purposes, all of which are discussed in greater detail in the accompanying proxy statement:

(1)	To elect twelve director nominees named in the accompanying proxy statement to the Company’s Board of Directors;

(2)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 28, 2017 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. Only those shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

The Company’s proxy statement and a form of proxy card are included with this notice. The Annual Report on Form 10-K for the year ended December 31, 2016 is also enclosed.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Matt Machen Matt Machen President and Chief Executive Officer

Little Rock, Arkansas
April 12, 2017

IMPORTANT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 17, 2017: The Company’s Proxy Statement for this Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2016 are available over the Internet at www.edocumentview.com/bsf.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ARE THE RECORD OWNER OF YOUR SHARES AND YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. IF YOUR SHARES ARE HELD BY A BROKER, BANK, CUSTODIAN OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING IN PERSON, YOU MUST OBTAIN FROM THE RECORD HOLDER OF YOUR SHARES AND BRING WITH YOU A PROXY FROM THE RECORD HOLDER ISSUED IN YOUR NAME.

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COMPENSATION COMMITTEE REPORT	30
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	31
EXECUTIVE COMPENSATION	32
Summary Compensation Table	32
Grants of Plan-Based Awards	34
Outstanding Equity Awards at Fiscal Year-End	35
Option Exercises and Stock Vested in 2016 Fiscal Year	36
Pension Benefits for 2016 Fiscal Year	36
Potential Payments upon a Termination or Change-in-Control	37
Director Compensation	44
SHAREHOLDER PROPOSALS	45
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS	45
ANNUAL REPORT	46
OTHER MATTERS	46
APPENDIX A – Reconciliation of Non-GAAP to GAAP Financial Measures

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PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2017

This proxy statement is being furnished to holders of common stock, $.01 par value per share, of Bear State Financial, Inc. (the “Company,” “we,” “us” or “our”), the holding company of Bear State Bank (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s office located at 135 Section Line Road, Hot Springs, Arkansas 71913, on May 17, 2017 at 11:00 a.m., Central Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders. The Company intends to deliver copies of the proxy materials for the Annual Meeting to shareholders on or about April 12, 2017.

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will consider and vote on: (i) the election of directors (Proposal 1), (ii) the ratification of our independent registered public accounting firm (Proposal 2), and (iii) such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote?

Only our shareholders of record at the close of business on the record date for the meeting, March 28, 2017, are entitled to vote at the Annual Meeting. On the record date, we had 37,689,939 shares of common stock issued and outstanding.

Can I access the Company’s proxy materials and annual report electronically?

Yes. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 are available online at www.edocumentview.com/bsf.

How do I vote?

If your shares are registered in your name with the Company’s transfer agent, meaning you are the record holder of your shares, you may vote in person at the Annual Meeting or by proxy without attending the meeting. Record holders may mark, sign, date, and mail the proxy card you received from the Company in the return envelope provided. If you vote by submitting a proxy card, your shares will be voted at the Annual Meeting in accordance with your instructions. If you sign and return the proxy card but do not give any instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board given below.

Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment or postponement of the Annual Meeting and will not be used for any other meeting.

If your shares are held in “street name” by a bank, broker, custodian or other nominee, such bank, broker, custodian or other nominee is deemed the record holder of your shares. If you wish to vote in person at the meeting, you must obtain from your bank, broker, custodian or other nominee, and bring with you to the meeting, a proxy from such record holder issued in your name. If you do not plan to vote in person at the Annual Meeting, please mark, date, sign, and return the voting instruction form you received from your bank, broker, custodian or other nominee with this proxy statement. As indicated on the form or other documentation provided to you by your bank, broker, custodian or other nominee, you may have the choice of voting your shares over the Internet or by telephone as instructed by your bank, broker, custodian or other nominee. To do so, follow the instructions on the form you received from your bank, broker, custodian or other nominee.

If my shares are held in “street name” by my broker, can my broker vote my shares without instructions from me?

Under New York Stock Exchange Rule 452, which governs all brokers (including those holding NASDAQ-listed securities), brokers are entitled to vote shares held by them for their customers on matters deemed “routine” under applicable rules, even though the brokers have not received voting instructions from their customers.

Brokers, however, may not vote on “non-routine” matters on behalf of their clients in the absence of specific voting instructions. A broker “non-vote” occurs when a broker’s customer does not provide the broker with voting instructions on “non-routine” matters for shares owned by the customer but held in the name of the broker. In those instances, the broker cannot vote the uninstructed shares and reports the number of such shares as “non-votes.”

Proposal 1 (election of directors) is considered a “non-routine” matter. Accordingly, a broker may not vote on that proposal without instructions from its customer, and broker “non-votes” may occur with respect to that proposal. Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm) qualifies as a “routine” matter. Your broker, therefore, may vote your shares in its discretion if you do not provide instructions on how to vote on this “routine” matter.

Can I attend the meeting and vote my shares in person?

Yes. All shareholders are invited to attend the Annual Meeting. Shareholders of record can vote in person at the Annual Meeting. If your shares are held in “street name” by a bank, broker, custodian or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder and bring with you a proxy from the record holder issued in your name. The Annual Meeting will be held at the Company’s office located at 135 Section Line Road, Hot Springs, Arkansas 71913. If you wish to attend the Annual Meeting in person, you may obtain directions to the meeting location by calling (501) 975-6033.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. If you are a shareholder of record, there are three ways you can change your vote or revoke your proxy any time before the proxy is voted.

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First, you may send a written notice to Corporate Secretary, Bear State Financial, Inc., 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211, stating that you would like to revoke your proxy.

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Second, you may complete and submit a new proxy card with a later date. Any earlier proxies will be revoked automatically by subsequently submitted proxies. New proxy cards may be obtained upon request from the Corporate Secretary, Bear State Financial, Inc., 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211.

●	Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

If your shares are held in “street name” and you have instructed a broker or other nominee to vote your shares, you must follow the directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the record date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the meeting and will be counted for quorum purposes.

What are the Board of Directors’ recommendations?

The recommendations of the Board are set forth under the description of each proposal in this proxy statement. In summary, the Board recommends that you vote (i) ”FOR” each of the director nominees named in Proposal 1 and (ii) ”FOR” Proposal 2 (ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017).

What vote is required to approve each item?

With respect to the election of directors in an uncontested election (i.e. where the number of director nominees equals the number of open board seats), the Company’s Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast at the meeting, either in person or by proxy. In other words, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. You may vote for, against, or abstain from voting for any or all of the director nominees named herein. With respect to the election of directors in a contested election (i.e. where the number of director nominees exceeds the number of open board seats), the Company’s Bylaws require that directors be elected by the plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote. In that case, the nominees receiving the greatest number of votes cast for their election would be elected as directors. The Company is not aware of any persons that have been or will be properly nominated for election to the Board at the Annual Meeting in accordance with the Company’s Bylaws other than the nominees set forth herein. Accordingly, the Company believes that the election of directors at the Annual Meeting will be an uncontested election and the majority of votes cast standard will, therefore, apply.

If a nominee who is serving as a director is not re-elected, Arkansas law provides that the incumbent director would continue to serve on the Board as a “holdover director.” However, under the Company’s Bylaws, such director must tender his or her resignation to the Board. In that situation, the Board would consider whether to accept or reject the tendered resignation and will act on the tendered resignation within 90 days from the date the election results are certified and then publicly disclose its decision. If a non-incumbent nominee fails to receive a majority of votes cast at the Annual Meeting, such nominee would not serve on the Board as a “holdover director.”

For Proposal 2 (ratification of the appointment of BKD, LLP), the affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval.

Will abstentions and broker “non-votes” have an impact on the proposals contained in this proxy statement?

As discussed above, proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for quorum purposes. However, neither abstentions nor broker “non-votes” will have an impact on the proposals contained in this proxy statement because they are not considered votes cast for voting purposes.

Who pays the cost for soliciting proxies by the Board of Directors?

The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, officers and regular employees of the Company may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

Who is Bear State Financial Holdings, LLC?

Bear State Financial Holdings, LLC (“BSF Holdings”) is the Company’s largest shareholder. As of March 28, 2017, BSF Holdings owns 15,182,463 shares of Company common stock. This represents approximately 40.28% of the Company’s common stock.

As a result of its substantial interest in the Company, BSF Holdings is able to significantly influence the Company’s corporate and management policies and the outcome of any corporate transaction or other matter submitted to shareholders for approval. Mr. Richard N. Massey, the Chairman of the Board of the Company, is the managing member of BSF Holdings, which provides him with the sole power to vote and dispose of the shares of the Company held by BSF Holdings. Director William Changose is a member of and serves as Chief Operating Officer of BSF Holdings. Directors Scott Ford and Dabbs Cavin and certain officers of the Company, including Matt Machen, Sherri Billings, Tom Fritsche, Shelly Loftin, Donna Merriweather, Yurik Paroubek and Paul Lowe are also members of BSF Holdings. As such, each has an indirect interest in BSF Holdings’ investment in the Company to the extent of their individual pecuniary interests in BSF Holdings.

PROPOSAL 1—ELECTION OF DIRECTORS

The number of directors that serve on the Board is currently set at twelve and may be fixed from time to time by the Board in the manner provided in the Company’s Bylaws. In accordance with the Company’s Bylaws, directors are elected for a term of one year or until their successors are duly elected and qualified or until their earlier removal, resignation or death.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since
W. Dabbs Cavin	52	Director, Vice Chairman of the Board	2011
William Changose	56	Director	2017
K. Aaron Clark	35	Director	2011
Frank Conner	67	Director	2003
Scott T. Ford	54	Director	2011
G. Brock Gearhart	35	Director	2012
John J. Ghirardelli	59	Director	2015
O. Fitzgerald Hill	53	Director	2011
Daniel C. Horton	76	Director	2014
J. Matthew Machen	35	Director, President and Chief Executive Officer	2017
Richard N. Massey	61	Director, Chairman of the Board	2011
Ian R. Vaughan	40	Director	2014

Each of the twelve director nominees listed above currently serves as a director of the Company and was recommended by the nominating and corporate governance committee and nominated by the Board to stand for election at the Annual Meeting. Mr. Machen joined the Board in January 2017 in connection with his appointment as President and Chief Executive Officer of the Company. Mr. Changose, who joined the Board in February 2017 to fill the vacancy created by an increase in the size of the Board, was recommended for service on the Board by Mr. Massey.

With the exception of Messrs. Machen and Changose, each of the above director nominees was elected to the Board at the 2016 annual meeting of shareholders. There are no arrangements or understandings between the Company and any person pursuant to which such person has been elected a director.

Vote Required

Pursuant to the Company’s Bylaws, in an uncontested election directors are elected by a majority of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Each nominee who receives more votes cast “for” than “against” his or her election at the Annual Meeting will be elected as a director. Shareholders of the Company are not permitted to cumulate their votes for the election of directors.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the election of each of the nominees to the Board. If the person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board of Directors or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected. Proxies cannot be voted for a greater number of persons than the nominees named herein.

Board Recommendation

The Board of Directors recommends that you vote “FOR” the election of each of the director nominees named above.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Director Nominees

Set forth below is biographical information for each director nominee listed above. The following descriptions also outline the specific experience, qualifications, attributes and skills that qualify each person to serve on the Company’s Board of Directors.

W. Dabbs Cavin. Mr. Cavin serves as Chief Financial Officer of Mountaire Corporation and is a member of its board of directors, and he also serves as a Vice Chairman of the Board of Directors of the Company. From 2011 until June 30, 2013, Mr. Cavin served as Chief Executive Officer of the Company and First Federal Bank (predecessor to the Bank). He has been active in commercial banking in a variety of executive positions for over 20 years. In 1996, Mr. Cavin was a co-founder and organizer of Pinnacle Bancshares and Pinnacle Bank in Little Rock, Arkansas where he served as executive vice president and chief lending officer while also serving as a member of that bank’s and its holding company’s board of directors. After the 2002 sale of Pinnacle to BancorpSouth, Mr. Cavin became president of the Little Rock market for BancorpSouth until joining Summit Bank as executive vice president. At Summit, Mr. Cavin was responsible for leading its entrance into the Little Rock market as well as working with executive management on corporate strategic initiatives, market expansion, marketing, and business development. From 2008 until 2011, Mr. Cavin was employed by Mountaire Corporation in a position similar to his present capacity, while also consulting with Summit Bank on strategic issues. Mr. Cavin is also a former regulatory examiner with the Federal Home Loan Bank of Dallas which was the precursor to the Office of Thrift Supervision.

Mr. Cavin has over 20 years of community and commercial banking experience, much of which he acquired as an executive officer or director of various Arkansas-based financial institutions. His understanding of the community banking needs of Arkansas makes him an invaluable asset as a director of the Company. His long and successful career as a bank executive and his intimate knowledge of community banking in Arkansas led the Board to conclude that Mr. Cavin is qualified to serve as a director of the Company.

William Changose. Mr. Changose currently serves as the Chief Operating Officer of both Westrock Capital Partners, LLC and Westrock Group, LLC and serves as President of Westrock Coffee Roasting, LLC. In addition, he serves as Chief Operating Officer of BSF Holdings, the Company’s largest shareholder. Mr. Changose originally joined Westrock Capital Partners in 2009, BSF Holdings in 2011 and Westrock Group and Westrock Coffee in 2014. Prior to his corporate experience, Mr. Changose served as an officer and pilot in the United States Air Force for 23 years, retiring with the rank of Colonel. Mr. Changose holds a B.S. in economics from the United States Air Force Academy, an M.B.A. from Golden Gate University and a J.D. from the University of Arkansas at Little Rock Bowen School of Law.

Mr. Changose brings to the Board valuable leadership experience gained through his distinguished military career in the United States Air Force and through his senior management experience since retiring from the military. In addition, Mr. Changose, through his affiliation with BSF Holdings, has great familiarity with the operations and management of the Company and the Bank and has a personal interest in the Company that aligns his interests with those of the Company’s shareholder base. For these reasons, the Board concluded that Mr. Changose is qualified to serve as a director of the Company.

K. Aaron Clark. Mr. Clark currently serves as a Managing Director of The Stephens Group, LLC, a private, family-owned investment firm, which he joined in 2006. In addition to helping analyze, coordinate and execute The Stephens Group’s investment transactions, Mr. Clark devotes a considerable amount of his time to supporting the firm’s partner companies’ efforts to grow the long-term value of their businesses. Prior to joining The Stephens Group, Mr. Clark was a corporate financial analyst at Stephens, Inc., where he gained experience in detailed financial analysis, modeling and diligence.

Mr. Clark provides a unique perspective to the Board. In addition to his investment banking experience, he brings to the Board a keen understanding and knowledge of partnering with management teams of a wide-range of companies across various industries to assist them in growing the long-term value of their businesses and accomplishing their strategic goals. His professional experience and strong community ties led the Board to conclude that Mr. Clark is qualified to serve as a director of the Company.

Frank Conner. Mr. Conner served as Vice President, Finance and Accounting and Chief Financial Officer of FedEx Freight East (formerly American Freightways, Inc.) from February 2001 through June 2010. Mr. Conner previously served as a director of American Freightways from 1989 to February 2001 and held various positions with American Freightways, including serving as Executive Vice President-Finance and Accounting and Chief Financial Officer from November 1995 to February 2001. Mr. Conner previously served thirteen years with McKesson Service Merchandise in various positions including General Manager and Chief Financial Officer. Mr. Conner served seven years in public accounting with Peat, Marwick & Mitchell prior to joining McKesson. Mr. Conner also served on the board of directors of P.A.M. Transportation Services, Inc. (NASDAQ: PTSI), based in Tontitown, Arkansas.

Mr. Conner brings to the Board of Directors extensive management and business experience including over 26 years of service in senior financial management positions for both private and publicly-traded companies. He has served on the Board of Directors of the Company and the Bank (and its predecessor) since 2003. He is the Chairman of the Company’s audit committee, qualifies as an audit committee financial expert (as defined by the rules of the Securities and Exchange Commission (“SEC”)) and is a member of the Company’s compensation and nominating and corporate governance committees. He has extensive experience in performing audits of banking and non-banking publicly-traded companies and has served on the audit and compensation committees of American Freightways Corp. and P.A.M. Transportation Services, Inc. Additionally, Mr. Conner’s extensive ties to the community, strength of character, mature judgment, familiarity with our business and industry, independence of thought and ability to work collegially with others led the Board to conclude that Mr. Conner is qualified to serve as a director of the Company.

Scott T. Ford. Mr. Ford is a member and chief executive officer of Westrock Group, LLC, a private, family-owned commodities trading firm he founded in 2013. Westrock Group operates Westrock Coffee Company, LLC, a coffee exporter, trader, importer and roaster, and Westrock Asset Management, LLC, a global asset management firm. He founded Westrock Coffee Company in 2009 and Westrock Asset Management in 2014. He previously served as President and Chief Executive Officer of Alltel Corporation (a provider of wireless voice and data communications services) from 2002 to 2009, and prior to that, he served as its President and Chief Operating Officer from 1998 to 2002. During Mr. Ford’s tenure with Alltel Corporation, he led the company through several major business transformations, culminating with the sale of the company to Verizon Wireless in 2009. Mr. Ford currently serves on the board of directors of AT&T, Inc. (NYSE: T).

Mr. Ford’s corporate management experience makes him an invaluable member of the Company’s Board. His proven track record as CEO of a Fortune 200 company, in addition to his expansive experience as a director of public and private companies and charitable organizations, provides him the ability to understand and address the challenges and issues facing the Company. In addition, Mr. Ford, through his affiliation with BSF Holdings, has a substantial personal interest in the Company that aligns his interests with those of the Company’s shareholder base. The Board believes that Mr. Ford’s extensive management experience, proven leadership capabilities and his personal stake in the success of the Company qualify him to serve on the Board.

G. Brock Gearhart. Mr. Gearhart is President of Greenwood Gearhart Inc., a registered investment advisor located in Fayetteville, Arkansas. Prior to assuming his current role in September 2008, he was a Vice President with Merrill Lynch’s Private Banking and Investment Group in New York City. He is a graduate of the University of Arkansas where he earned a B.S.B.A in Financial Management and Investments and was named Outstanding Student in Finance. He holds the Chartered Financial Analyst (CFA®) designation.

Mr. Gearhart’s financial expertise and ties to the community led the Board to conclude that he is qualified to serve as a director of the Company.

John J. Ghirardelli. Mr. Ghirardelli currently serves as chairman of, and as a member of the audit committee, executive committee and nomination and compensation committee of the board of directors of Paul Mueller Co., a Springfield, Missouri-based stainless steel equipment manufacturer. Beginning in 2015, Mr. Ghirardelli became managing partner of Burrito Concepts, LLC, a Qdoba franchise. From 2013 to 2015 he served as a director and member of the audit committee of Metropolitan National Bank. Since February 2012, Mr. Ghirardelli has also served as Trustee and Chief Executive Officer of Missouri Insulation. In addition, Mr. Ghirardelli serves as CEO of Keystone Digital, an audio-visual technology firm he founded in 2007. Mr. Ghirardelli previously served as President and CEO of The Killian Group, a construction firm, from 2007 to 2012; and has been the Chairman of Tech Spa Inc., a systems integration software firm, since 2009. Since 1995, Mr. Ghirardelli has served as Secretary/Treasurer of ICP Inc., a mini storage rental and tobacco resale company.

Mr. Ghirardelli’s significant experience as a director and/or executive officer for various business enterprises, including his service as a director and member of the audit committee of Metropolitan National Bank and his experience in mergers and acquisitions, as well as his ties to the community led the Board to conclude that he is qualified to serve as a director of the Company.

O. Fitzgerald Hill. Dr. Hill serves as Executive Director of the Foundation at Arkansas Baptist College, a position he has held since 2016. From 2006 to 2016, Dr. Hill served as President of Arkansas Baptist College in Little Rock, Arkansas. During his tenure as President, Arkansas Baptist College grew from fewer than 200 to more than 1,100 students and raised more than $23 million to update the institution’s facilities. From 2010 to 2011, Dr. Hill served on the advisory board of Summit Bank. From 2005 to 2006, Dr. Hill led the Ouachita Baptist Opportunity Fund in Arkadelphia, Arkansas, as its Executive Director. From 2001 to 2005, he served as head football coach of the San Jose State Spartans. Dr. Hill earned a Doctorate of Education degree from the University of Arkansas and has received numerous awards recognizing his leadership on educational and community-development issues at the local, state and national levels. He is also the recipient of the Bronze Star for his service in the United States Armed Forces during Operation Desert Shield and Desert Storm.

Dr. Hill brings a wealth of leadership experience and skills to the Board. This depth of experience, proven success as a leader, and his strong community ties led the Board to conclude that Dr. Hill is qualified to serve as a director of the Company.

Daniel C. Horton. From 2005 through the closing of the Company’s merger with First National Security Company (“FNSC”), Mr. Horton served as Chief Executive Officer and a director of FNSC. Additionally, from 2005 to December 31, 2012, he served as Chief Executive Officer of First National Bank, a subsidiary bank of FNSC. From 2000 until 2005, when First Community Banking Corporation (“FCBC”) was acquired by FNSC, Mr. Horton served as the President and Chief Executive Officer of FCBC and its subsidiary banks. From 1983 until 2000, he was the principal of Horton & Associates, Inc., where he acted as a consultant to community banks on various matters. Mr. Horton’s banking career began in 1973 with First Arkansas Bancstock Corporation (“FABC”), where he served for ten years in various capacities, including as executive vice president, chief financial officer and as a member of FABC’s board of directors.

Mr. Horton has over 30 years of community and commercial banking experience, much of which he acquired as an executive officer, director or consultant of various Arkansas-based financial institutions. The Board of Directors believes that Mr. Horton’s community banking experience combined with his intimate knowledge of the markets in which the Bank operates makes him an integral part of the Company’s Board of Directors. For these reasons, the Board has concluded that Mr. Horton is qualified to serve as a director of the Company.

J. Matthew Machen. Mr. Machen is President and Chief Executive Officer of the Company and the Bank. Mr. Machen was appointed as a director of the Company in connection with his promotion on January 18, 2017. Mr. Machen originally joined the Bank in 2011 as a Senior Vice President. Thereafter, he served as Regional President of the Bank from May 2012 to June 2014, as Executive Vice President and Chief Financial Officer of the Company from June 2014 to April 2016 and as President of the Bank beginning in May 2016. Before joining the Company and the Bank, Mr. Machen served as Vice President and Commercial Lender for First Security Bank from 2003 to 2011. Mr. Machen holds a Finance degree from the University of Arkansas and is a board member of the Dean's Alumni Advisory Council at the University of Arkansas's Walton College of Business.

The Board determined that Mr. Machen should serve as a director due to his experience in community banking. Additionally, the Board believes that as President and Chief Executive Officer of the Company, Mr. Machen can provide the Board with in-depth knowledge and real time information concerning the day-to-day operation of the Company and the Bank.

Richard N. Massey. Mr. Massey is Chairman of the Board of Directors of the Company and previously served as its interim President and Chief Executive Officer. He has been a member of Westrock Capital Partners, LLC, a private investment partnership (“Westrock”), since January 2009, and is the managing member of BSF Holdings, the Company’s largest shareholder. From 2006 to 2009, Mr. Massey was Executive Vice President, Chief Strategy Officer and General Counsel of Alltel Corporation, then the fifth largest provider of wireless services in the United States. Prior to joining Alltel, Mr. Massey acted as Managing Director of Stephens Inc., a private investment bank, for 6 years.

Mr. Massey is a licensed attorney in the state of Arkansas and has over 30 years of experience as a corporate and securities attorney. Since 2006, Mr. Massey has been a director of Fidelity National Financial, Inc. (“FNF”), a title insurance, mortgage services, specialty insurance and information services company, and Fidelity National Information Systems, Inc. (“FIS”), a global provider of technology and services to the financial services industry. He serves as a member of the compensation committee of FNF, and as chairman of the compensation committee and a member of both the executive and the corporate governance and nominating committees of FIS. Mr. Massey recently announced that he will not seek reelection to the FIS board of directors in 2017. Since 2014, he has also been a director of Black Knight Financial Services.

Mr. Massey has an extensive understanding of corporate law, finance and investment banking that he gained through years of experience as a financial and legal advisor to public and private companies. In addition, Mr. Massey, through his affiliation with BSF Holdings, has a substantial personal interest in the Company that aligns his interests with those of the Company’s shareholder base. His professional experience combined with his personal stake in the success of the Company led the Board to determine that Mr. Massey is qualified to serve as a director of the Company and as Chairman of the Board.

Ian R. Vaughan. Since 2008, Mr. Vaughan has served as the Ranch Operations Manager for John H. Hendrix Corp., managing a 5,000-acre ranch in northern Texas engaged in cattle and hay production. Mr. Vaughan is also a licensed real estate professional affiliated with David Norman Realty Advisors, focusing on the marketing, purchase and sale of farming, ranching and recreational properties in northern Texas and southern Oklahoma.

Through his prior service as a director of First National Bank, a subsidiary bank of FNSC, Mr. Vaughan gained substantial experience in the leadership and management of a community bank, as well as a deep understanding of that bank’s operations and the markets in which it operates. The Company’s Board of Directors believes that Mr. Vaughan provides a unique perspective to the Board through his past affiliation with First National Bank, his real estate expertise and his experience as the manager of a major agricultural operation, all of which led the Board to conclude that Mr. Vaughan is qualified to serve as a director of the Company.

Director Independence and “Controlled Company”

After reviewing all relevant relationships and considering NASDAQ’s requirements for independence, the Board concluded that Messrs. Cavin, Changose, Clark, Conner, Ford, Gearhart, Ghirardelli, Hill, Horton and Vaughan are independent under applicable listing rules. No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption. In making its independence determination, the Board considered all relevant transactions, relationships, or arrangements disclosed in this proxy statement under the section titled “Transactions with Certain Related Persons” and the following:

●

Each of Messrs. Cavin, Changose, Clark and Ford is associated with BSF Holdings. Mr. Changose serves as Chief Operating Officer of BSF Holdings and each of Messrs. Cavin, Changose and Ford is an investor in BSF Holdings. Mr. Clark and Mr. Ford originally joined the Board pursuant to an agreement between the Company and BSF Holdings. The Board does not believe these relationships affect the independence of Messrs. Cavin, Changose, Clark or Ford.

Under applicable NASDAQ rules, if an individual or another entity owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and is exempt from certain corporate governance requirements, including the requirements to have a board of directors comprised of a majority of independent directors and independent director oversight of such board’s nominating and executive compensation functions. Prior to December 15, 2016, the Company was a “controlled company” because BSF Holdings owned more than 50% of the voting power for the election of directors of the Company. While the Company’s status as a “controlled company” exempted it from certain corporate governance requirements, the Company only relied on the “controlled company” exemption with regard to the Board’s nominating functions, which have been exercised by the full Board and not by a separate committee of independent directors. Effective December 15, 2016, BSF Holdings ceased to own more 50% of the outstanding shares of common stock of the Company. Under applicable NASDAQ rules, the Company has up to one year following the loss of “controlled company” status to gain full compliance with the corporate governance requirements. The Board intends to cause its nominating and corporate governance committee to consist solely of independent directors during 2017.

Shareholder Nominations

Pursuant to the Company’s Bylaws, shareholders are permitted to nominate directors in accordance with the Company’s advance notice provision contained in Article II, Section 16 of the Bylaws. Article II, Section 16 provides that only business properly brought before an annual meeting of shareholders shall be conducted at such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, such proposed business must constitute a proper matter for shareholder actions, which includes the nomination of directors, and the shareholder must have given timely notice thereof in writing to the secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, if an annual meeting of shareholders is called for a date that is not within 25 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made. For a shareholder nomination to be timely for purposes of the 2018 annual meeting of shareholders, assuming the date of such annual meeting is within 25 days before or after the one-year anniversary of the 2017 Annual Meeting, the notice of such nomination must be received by the Company’s Corporate Secretary no earlier than January 17, 2018, and no later than February 16, 2018.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of shareholders, we expect that our directors will attend, absent a valid reason for not doing so. All Board members who were Board members at the time of the 2016 annual meeting of shareholders attended such meeting except Aaron Clark and Scott Ford.

Board Leadership Structure and Role in Risk Oversight

Board of Directors Leadership Structure. The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its shareholders. Since October 1, 2015, the Board believes it is in the best interests of the Company and its shareholders for the roles of Chairman and Chief Executive Officer to be separated, because the separation allows the Company’s chief executive to primarily focus on the day to day leadership and performance of the Company and the Bank and execution of the Company’s growth strategy, while allowing the Chairman of the Board to primarily focus on leadership of the Board, including oversight of the Company’s strategic growth plan, and ensuring that the Board’s time and attention are dedicated to the risks and challenges that are most critical to the Company.

The Board believes that maintaining a healthy mix of qualified independent, non-management, and management directors on the Board is an integral part of effective corporate governance and management of the Company. The Board also believes that the current leadership structure strikes an appropriate balance between independent directors, management directors, and directors affiliated with BSF Holdings, the Company’s largest shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.

The Board does not utilize a lead independent director. However, the independent directors of the Board are actively involved in the decision-making of the Board and its various committees.

Board of Directors Role in Risk Oversight. Management has the primary responsibility for identifying and managing the risks facing the Company and the Bank, subject to the oversight of the Board. The Board’s role in the risk oversight process includes receiving regular reports from senior management and internal audit regarding material risk exposure of the Company, including credit, market (including liquidity and interest rate risk), operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board or committee, as applicable, to understand our risk identification, risk management and risk mitigation strategies. When a committee receives these reports, the chairman of the relevant committee reports on the discussion to the full Board during the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s administration of its risk oversight function has not specifically affected the Board’s current leadership structure. Instead, when periodically evaluating the Board’s leadership structure, risk oversight is one factor among many considered by the Board. The Board believes that the current leadership structure facilitates its role in the risk oversight process of the Company. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make such change as it deems appropriate in its sole discretion.

Committees and Meetings of the Board of Directors of the Company

The Board meets on a quarterly basis and may have additional special meetings. During the year ended December 31, 2016, the Board met eight times. With the exception of Aaron Clark and Scott Ford, no incumbent director attended fewer than 75% of the total number of meetings of the Board or any committee on which he served that were held during this period and while such person was serving as a director.

The Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees has adopted a written charter, all of which are available in the Investor Relations section of our website at www.bearstatefinancial.com.

Audit Committee.    The audit committee engages the Company’s independent registered public accounting firm and reviews the Company’s systems of internal control with management, the internal auditor and the Company’s independent registered public accounting firm. In addition, the audit committee reviews with the independent registered public accounting firm and management the annual audited financial statements (including the Annual Report on Form 10-K) and the quarterly reports on Form 10-Q and monitors the Company’s adherence to accounting principles generally accepted in the United States of America. The audit committee consists of Frank Conner (Chairman), Brock Gearhart and John Ghirardelli.

The Board has determined that each member of the audit committee qualifies as an “independent” director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the audit committee. In addition, the Board has determined that Mr. Conner, the Chairman of the audit committee, meets the requirements adopted by the SEC for qualification as an audit committee financial expert. The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the audit committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the audit committee or the Board. Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933, as amended.

There were nine meetings of the audit committee in 2016.

Compensation committee.    The compensation committee administers the Company’s director and executive compensation programs. Its primary functions are to oversee the Company’s compensation and benefit plans and policies and to administer its stock benefit plans (including reviewing and approving equity grants to executive officers).

The compensation committee consists of Messrs. Scott Ford (Chairman), Frank Conner, Brock Gearhart and Ian Vaughan. There were two meetings and one action by written consent of the compensation committee in 2016.

The compensation committee assists the Board in overseeing and determining the compensation paid to the Company’s President and Chief Executive Officer as well as the Company’s other executive officers. As a matter of philosophy, the Company and the compensation committee are committed to creating a compensation structure for executives that is simple and readily comprehensible to investors. The types of compensation we offer our executives remain within the traditional categories: salary, short and long-term incentive compensation (non-equity incentive awards and stock-based awards), standard executive benefits, and retirement and severance benefits.

Although the compensation committee does not delegate any of its authority with respect to the oversight of executive compensation, the compensation committee has in the past used the services of outside advisors, experts and others to assist the compensation committee on an as-needed basis. Additionally, our Chief Executive Officer and Chief Financial Officer each provide input to the compensation committee regarding the Company’s performance and such additional information the compensation committee requests on an as-needed basis. The compensation committee, however, exercises complete discretion in carrying out its functions.

Nominating and Corporate Governance Committee.    The nominating and corporate governance committee evaluates and makes recommendations to the Board for the election of directors. As stated above, the Company previously qualified as a “controlled company” under applicable NASDAQ listing rules due to the ownership by BSF Holdings of more than 50% of the voting power for the Company’s election of directors. Accordingly, we have historically relied on the “controlled company” exemption from NASDAQ rules that generally require independent director oversight of director nominations. While the Company continues to rely on this exemption during a NASDAQ-permitted grace period, the Board intends to cause its nominating and corporate governance committee to consist solely of independent directors during 2017.

The nominating and corporate governance committee presently consists of the entire Board, with Mr. Massey serving as chairman. The nominating and corporate governance committee met once, during regular board session, in 2016 in connection with the nomination of directors for the 2016 annual meeting of shareholders.

The nominating and corporate governance committee considers candidates for director suggested by its members, as well as by management and shareholders. The nominating and corporate governance committee also may solicit prospective nominees identified by it. A shareholder who desires to recommend a prospective nominee for the Board should notify the Company’s Corporate Secretary or any member of the nominating and corporate governance committee in writing with supporting material the shareholder considers appropriate. The nominating and corporate governance committee also considers whether to nominate any person nominated pursuant to the provision of the Company’s governing documents relating to shareholder nominations, which is described in the section above titled “Shareholder Nominations.” The nominating and corporate governance committee has the authority and ability to retain a search firm to identify or evaluate potential nominees if it so desires.

The charter of the nominating and corporate governance committee sets forth certain criteria the committee may consider when recommending individuals for nomination as director including: (i) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, banking industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert”), local or community ties and (ii) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. Though neither the Board nor the nominating and corporate governance committee has a formal policy concerning diversity, the Board of Directors values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership and business experience. The committee also considers the extent to which the candidate would fill a present need on the Board.

Once the nominating and corporate governance committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is biographical information with respect to each current executive officer of the Company and the Bank. In addition to the executive officers listed below, Mr. Machen, who also serves as a director of the Company, is an executive officer of the Company and the Bank. Biographical information regarding Mr. Machen is available above in the section titled “Director Nominees.” All executive officers of the Company and the Bank are elected annually by the Board and serve at the discretion of the Board. There are no arrangements or understandings between any person on the one hand and the Company or the Bank on the other hand pursuant to which such person has been selected as an executive officer of either the Company or the Bank.

Sherri R. Billings, age 60. Ms. Billings is Senior Executive Vice President and Chief Financial Officer of the Company and the Bank. From 2014 until 2016, she served as Executive Vice President and Chief Accounting Officer of the Company and the Bank. From 2002 until 2014, she served as Executive President and Chief Financial Officer of the Company and First Federal Bank. From 1993 to 2002 she served as a Senior Vice President of First Federal Bank and from 1986 to 1993 she served as Treasurer of First Federal Bank. Ms. Billings initially was employed by the Bank in 1979. Ms. Billings is a certified public accountant licensed to practice in the state of Arkansas, a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants, and has attained the designation Chartered Global Management Accountant.

R. Thomas Fritsche, Jr. age 56. Since January 2017, Mr. Fritsche has served as Executive Vice President and Chief Risk Officer of the Company and the Bank. Mr. Fritsche originally joined the Company and the Bank in 2011 and has served in various credit and risk management capacities since that time. Mr. Fritsche has over twenty-five years of commercial banking experience in executive and managerial positions with banks in Arkansas. Prior to joining the Company and the Bank, Mr. Fritsche worked at Southwest Power Pool, a regional utility transmission organization, as Director of Treasury and Risk Management from 2007 to 2011. He previously served as Chief Administrative Officer and Commercial Banking Executive from 2004 to 2007, and as Senior Vice President and Commercial Real Estate Lending Manager from 2000 to 2002, at Regions Financial Corp.; as Executive Vice President and Lending Manager at Arvest Banking Company from 2002 to 2004; as Vice President and Commercial Lender at Mercantile Bank; as Vice President, Mergers & Acquisitions, at First Commercial Corp.; and as Director of Mergers & Acquisitions and Director of Asset/Liability Management for Worthen Banking Corp. Mr. Fritsche began his career in banking as a National Bank Examiner with the Office of the Comptroller of the Currency.

Shelly Loftin, age 35. Ms. Loftin serves as Executive Vice President and Chief Administrative Officer of the Company, a position she has held since January 2017. She previously served as Executive Vice President and Chief Marketing Officer from January 2015 to January 2017. Ms. Loftin joined First Federal Bank in October of 2011 as Vice President of Marketing and Retail. Prior to joining the Company and the Bank, Ms. Loftin worked in marketing at Bank of the Ozarks and Summit Bank. She has over 15 years of banking experience and holds an M.B.A. from the University of Arkansas at Little Rock. Her day to day responsibilities include marketing, advertising, branding, culture, employee relations and the customer experience.

Paul Lowe, age 38. Mr. Lowe serves as President of the Company’s Corporate Banking Division, a position he has held since 2016. Mr. Lowe joined First Federal Bank in 2012 as a Regional President, presiding over Little Rock and surrounding markets.  Prior to joining the Company he served as Senior Vice President and Commercial Lender for Summit Bank from 2008 to 2012, Vice President of Regions Bank’s Corporate Banking Group from 2004 to 2008, and Vice President of US Bank’s Real Estate Banking Group from 2001 to 2004.  Mr. Lowe holds a Finance degree from Ouachita Baptist University, where he serves on the Alumni Advisory Board of the Hickingbotham School of Business.  Mr. Lowe is also a graduate of the Southwestern Graduate School of Banking at Southern Methodist University.

Donna Merriweather, age 57. Ms. Merriweather, SPHR, SHRM-SCP, serves as Executive Vice President and Chief Human Resources Officer of the Company. Ms. Merriweather joined the Company in June 2014 bringing over 30 years of human resources management experience, 15 years in the financial services industry and 18 years in manufacturing. She received her Senior Professional in Human Resources certification in 2001 and her SHRM-SCP (Senior Certified Professional) credentials in 2016. Ms. Merriweather currently serves as State-Director Elect for the Arkansas Society for Human Resource Management State Council, an affiliate of the national Society for Human Resource Management association. Her responsibilities include compensation and benefit administration, policy and regulatory administration, recruitment and retainment, employee relations, and performance management.

Yurik Paroubek, age 32. Mr. Paroubek serves as Executive Vice President and Chief Technology Officer of the Company and the Bank. Mr. Paroubek joined First Federal Bank in October of 2011 as a financial analyst. In June 2012, Mr. Paroubek was promoted to Operations Manager of the Bank, a position he held until June 2013 when he was promoted to Director of Operations. Mr. Paroubek was promoted to Chief Technology Officer in 2016. Prior to joining the Bank, Mr. Paroubek worked as a financial analyst at Summit Bank. His day to day responsibilities include overseeing deposit, information security, and information technology operations in conjunction with a focus in project management.

Jeri Pritchett, age 50. Ms. Pritchett serves as Executive Vice President and Chief Accounting Officer of the Company and the Bank, a position she has held since January 2017. Ms. Pritchett previously served as Senior Vice President and Controller of the Company from 2006 to January 2017. Ms. Pritchett joined First Federal Bank in December 2002 as Vice President of Accounting and Financial Reporting. Prior to joining First Federal Bank, Ms. Pritchett was a senior manager with Deloitte & Touche LLP where she started her career in 1989. Ms. Pritchett is a certified public accountant licensed to practice in the state of Arkansas, a member of the American Institute of Certified Public Accountants and the Arkansas Society of Certified Public Accountants, and has attained the designation of Chartered Global Management Accountant. Ms. Pritchett received her B.A. in Economics and Business from Hendrix College.

Chad Rawls, age 43. Mr. Rawls serves as Executive Vice President and Chief Credit Officer of the Company and the Bank.  Mr. Rawls joined First Federal Bank in 2011 as a Senior Vice President of Commercial Lending, overseeing the Central Arkansas region. From April 2013 to June 2014 he served as Executive Vice President of Commercial and Industrial Lending of First Federal Bank, from June 2014 to January 2017 he served as Executive Vice President and Regional Credit Officer of the Bank. He was promoted to his current position in January 2017. Mr. Rawls began his banking career as a Commercial Loan Officer for US Bank in Little Rock, Arkansas.  While at US Bank he also served as Conway Market President from 2010 to 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company currently knows of no person, other than BSF Holdings, who owns 10% or more of the Company’s common stock.

Based solely on a review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that during, and with respect to, the year ended December 31, 2016, the Company’s officers, directors and BSF Holdings, the sole beneficial owner of more than 10% of the Company’s common stock, satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act, with the exception of the following: (i) a late Form 4 was filed for director Dabbs Cavin on August 25, 2016 pertaining to one transaction, (ii) a late Form 4 was filed for director Dan Horton on January 24, 2017 pertaining to one transaction from a prior year and (iii) a late Form 4 was filed for director Ian Vaughan on February 1, 2017 pertaining to two transactions.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
SHAREHOLDER MATTERS

The following table sets forth, as of March 28, 2017, certain information as to the common stock beneficially owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) the directors and director nominees of the Company, (iii) the executive officers of the Company named in the Summary Compensation Table below, and (iv) all directors, director nominees and executive officers of the Company as a group.

	Common Stock Beneficially Owned as of March 28, 2017
Name of Beneficial Owner	Number		%
Bear State Financial Holdings, LLC 900 South Shackleford Rd., Suite 200 Little Rock, Arkansas 72211	15,182,463		40.28%

Carol Hendrix 2610 County Rd. 856 McKinney, Texas	2,543,957	(1)	6.75%

Directors and Nominees:
Richard N. Massey	15,979,761	(2)(3)	42.35	%(4)
J. Matthew Machen	25,854	(5)	*
W. Dabbs Cavin	140,621	(6)	*
William Changose	96,586		*
K. Aaron Clark	750		*
Frank Conner	18,222	(7)	*
Scott T. Ford	856,072	(3)	2.27	%(4)
G. Brock Gearhart	750		*
John J. Ghirardelli	753		*
O. Fitzgerald Hill	833		*
Daniel C. Horton	1,100		*
Ian R. Vaughan	11,373		*

Other named executive officers:
Mark McFatridge	28,275		*
Sherri R. Billings	76,254	(8)	*
R. Thomas Fritsche, Jr.	20,846		*
Shelly Loftin	10,764	(9)	*
Yurik Paroubek	13,790	(10)	*
All directors and executive officers of the Company as a group (20 persons)	17,300,730	(2)(11)	45.73	%(12)

*	Represents less than 1% of the outstanding common stock.

(1)

Based upon information contained in a Schedule 13D filed by Ms. Hendrix on March 6, 2017 with the SEC. Ms. Hendrix has shared voting and dispositive power with respect to 681,064 reported shares and sole voting and dispositive power with respect to 1,862,893 reported shares.

(2)

As managing member of BSF Holdings with sole voting and dispositive power over the shares of common stock owned by BSF Holdings, Mr. Massey is deemed to be the beneficial owner of all shares of common stock owned by BSF Holdings, for purposes of SEC rules.

(3)	Includes 39,381 shares issuable upon exercise of warrants within 60 days of March 28, 2017.

(4)

Based upon 37,689,939 shares of common stock of the Company issued and outstanding as of March 28, 2017 and 39,381 shares of common stock issuable upon exercise of warrants within 60 days of March 28, 2017.

(5)	Includes 11,110 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of March 28, 2017.

(6)	Includes 10,461 shares held by Mr. Cavin’s spouse.

(7)	Includes 430 shares held jointly with Mr. Conner’s child and 17,792 shares held jointly by Mr. Conner and his spouse as co-trustees for a trust for their benefit.

(8)

Includes 16,666 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of March 28, 2017, 21,335 shares held jointly with Ms. Billings’ spouse, 7,659 shares held individually by Ms. Billings’ spouse, and 30,594 shares held in Ms. Billings’ account in the Company’s 401(k) Plan.

(9)

Includes 5,555 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of March 28, 2017 and 1,417 shares held in Ms. Loftin’s account in the Company’s 401(k) Plan.

(10)

Includes 5,555 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of March 28, 2017 and 1,501 shares held in Mr. Paroubek’s account in the Company’s 401(k) Plan.

(11)

Includes 38,290 shares allocated to the accounts of executive officers as a group in the Company’s 401(k) Plan, 64,996 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days of March 28, 2017, and warrants to purchase 78,762 shares of common stock exercisable within 60 days of March 28, 2017.

(12)

Based upon 37,689,939 shares of common stock of the Company issued and outstanding as of March 28, 2017, 64,996 shares which may be acquired pursuant to the exercise of stock options exercisable within 60 days March 28, 2017, and warrants to purchase 78,762 shares of common stock exercisable within 60 days of March 28, 2017.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

The audit committee of the Board, pursuant to its written charter, is charged with reviewing and approving all related-party transactions, defined as those required to be disclosed under Item 404(a) of Regulation S-K (a “Related Party Transaction”). From time to time, the full Board, in lieu of the audit committee, will review and approve Related Party Transactions.

Except as described below concerning loans made to insiders, proposed Related Party Transactions are initially referred to an executive officer for consideration to determine whether the Related Party Transaction should be permitted. If such executive officer determines that the transaction is permissible, he or she then refers the matter to the audit committee or the full Board for final approval. The audit committee, or the full Board, as applicable, then reviews the matter and makes a determination as to whether the Related Party Transaction is commercially reasonable and in, or not inconsistent with, the best interests of the Company.

The Bank’s Lending Policy requires that all loans made by the Bank to any of the directors or executive officers of the Company or the Bank, or their immediate families or related business interests, be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In addition, such loans may not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to the Bank’s Lending Policy, loans made to any of the directors or executive officers of the Company or the Bank, or their immediate families or related business interests must be approved in the same manner as are loans for all employees, which require an initial approval by the Regional President in addition to any other committee approvals required for a loan of that type and size. All such loans outstanding have been made by the Bank in accordance with the aforementioned policy.

The following are the only transactions occurring since the beginning of fiscal year 2016, or that are currently proposed, (i) in which the Company was or is to be a participant, (ii) where the amount involved exceeds $120,000, and (iii) in which the Company’s executive officers, directors, nominees, principal shareholders and other related parties had a direct or indirect material interest:

The Company and its Chairman, Richard Massey, jointly owned a Beechcraft Baron aircraft that was purchased in 2014 for a contract price of $775,000. The Company owned a 75% undivided interest in the aircraft and Mr. Massey owned a 25% undivided interest in the aircraft. On February 16, 2017 the Company and Mr. Massey sold the aircraft to an unaffiliated third party for $575,000. Prior to the sale of the aircraft, the Company and Mr. Massey were parties to an Aircraft Management Agreement with Westrock Aviation, LLC (“Westrock Aviation”), an entity that is indirectly owned in part and controlled by Mr. Massey and Scott Ford, a director of the Company. Pursuant to the Aircraft Management Agreement, each of the Company and Mr. Massey paid their respective portion of the fixed costs related to the aircraft and their actual variable costs incurred in using the aircraft. The Company incurred variable costs associated with use of the aircraft by Mr. Massey when such use was in connection with business travel on behalf of the Company or the Bank. During 2016, the Company paid approximately $172,063 and Mr. Massey paid approximately $41,284 to Westrock Aviation pursuant to the Aircraft Management Agreement. Mr. Massey and Mr. Ford are deemed to have an indirect, material interest in the above-described transaction due to their respective indirect ownership of Westrock Aviation.

REPORT OF THE AUDIT COMMITTEE

The audit committee has reviewed and discussed the audited consolidated financial statements of the Company with management. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 (Communication with Audit Committees). The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above in this report, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Members of the Audit Committee

Frank Conner, Chairman Brock Gearhart John Ghirardelli

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF AUDITORS

The audit committee of the Company appointed BKD, LLP (“BKD”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017, and further directed that the selection of the independent registered public accounting firm be submitted for ratification by the shareholders at the Annual Meeting. Shareholders are asked to ratify the appointment of BKD at the Annual Meeting. Representatives of BKD are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Accounting Fees and Services

The following table sets forth the aggregate fees billed to us by BKD for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2016 and 2015.

	BKD, LLP
	2016	2015
Audit fees (1)	$324,000	$351,500
Audit-related fees (2)	15,547	77,207
Tax Fees	—	—
All other fees	—	—
Total	$339,547	$428,707

(1)

Audit fees consist of fees incurred in connection with the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports filed with the SEC and the audit of our internal controls over financial reporting.

(2)

Audit-related fees in 2015 primarily consist of fees related to the purchase price allocation of the Metropolitan acquisition. Audit-related fees in 2016 were primarily related to the review of SEC filings and consultations.

In accordance with the audit committee’s charter and pre-approval policies, each new engagement of an independent registered public accounting firm is approved in advance by the audit committee in accordance with SEC rules. The audit committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The audit committee also reviews and separately pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with its charter and pre-approval policies. In its review of these services and related fees and terms, the audit committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

During 2016, with respect to $15,547 of fees included above under the description “Audit-related fees,” such amount representing approximately 4.6% of the total fees, the Company relied on the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Vote Required

Approval of the ratification of the appointment of BKD as the Company’s independent registered public accounting firm for the year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast at the meeting. If the appointment of BKD is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Conversely, if shareholders fail to ratify the appointment, the audit committee will reconsider the appointment.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the appointment of BKD as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our fiscal year 2016 executive compensation program. It provides information about the objectives and key elements of the program and explains the reasons behind the Board’s and the compensation committee’s executive compensation decisions.

The Company’s named executive officers for 2016 are:

●	Mark McFatridge, former President and Chief Executive Officer[1]

●	Matt Machen, current President and Chief Executive Officer[2]

●	Sherri Billings, Senior Executive Vice President and Chief Financial Officer

●	Tom Fritsche, Executive Vice President and Chief Risk Officer

●	Shelly Loftin, Executive Vice President and Chief Administrative Officer

●	Yurik Paroubek, Executive Vice President and Chief Technology Officer

(1)	Mr. McFatridge served as President and Chief Executive Officer during all of 2016 and resigned effective January 14, 2017.

(2)

During 2016, Mr. Machen served as Senior Executive Vice President and Chief Financial Officer of the Company from January 1, 2016 until April 20, 2016 and thereafter as President of the Bank. He was appointed as President and Chief Executive Officer of the Company on January 18, 2017.

Overview of Compensation Philosophy and Program

Our compensation philosophy is to provide compensation to our executive officers that is competitive in the marketplace and provides elements of both reward and retention in order to attract and retain qualified and experienced officers. Further, through our compensation program, the Company desires to motivate and reward executives by paying for performance in a manner that takes into account the Company’s performance goals and desires to provide compensation that strikes a proper balance between short-term and long-term compensation, and between cash and equity compensation.

The compensation of our executive officers, including the various components of such compensation, is determined by our Board based on recommendations from the compensation committee. The compensation committee consists solely of non-employee directors who meet all applicable requirements to be independent of management. The compensation committee operates under a written charter (accessible on the investor relations page of the Company’s website at www.bearstatefinancial.com).

Changes in Management

On January 14, 2017, Mr. McFatridge, former President and Chief Executive Officer of the Company, notified the Company of his resignation as an officer and director of the Company effective immediately. In connection with Mr. McFatridge’s resignation, the Company and Mr. McFatridge entered into a separation agreement. The terms of his prior employment agreement and his separation agreement are described below under the heading “Executive Compensation - Potential Payments upon a Termination or Change-in-Control.” The separation agreement provides for the equivalent of two years base salary payable in equal installments beginning on the Bank’s first payroll date following his resignation and ending on or before March 15, 2018. In connection with his resignation and entry into the separation agreement, Mr. McFatridge forfeited all unearned equity and non-equity incentive awards issued in connection with the Company’s 2016 incentive plans.

Effective January 18, 2017, Matt Machen was promoted to President and Chief Executive Officer of the Company and was appointed as a director of the Company. In connection with Mr. Machen’s promotion, senior management of the Company and the Bank was reorganized as follows:

Name	Former Position	Current Position
Sherri Billings†	Senior Executive Vice President, Chief Financial Officer and Chief Accounting Officer	Senior Executive Vice President and Chief Financial Officer
Tom Fritsche†	Senior Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Risk Officer
Shelly Loftin†	Executive Vice President and Chief Marketing Officer	Executive Vice President and Chief Administrative Officer
Yurik Paroubek†	Executive Vice President and Chief Technology Officer	No Change
Donna Merriweather	Executive Vice President and Director of Human Resources	Executive Vice President and Chief Human Resources Officer
Jeri Pritchett	Senior Vice President and Controller	Executive Vice President and Chief Accounting Officer
Chad Rawls	Executive Vice President of Commercial Lending (Bear State Bank)	Executive Vice President and Chief Credit Officer
Paul Lowe	Corporate Banking President (Bear State Bank)	No Change

† 2016 named executive officer

The Summary Compensation Table and related tables below refer to the current principal positions held by Mses. Billings and Loftin and Messrs. Machen, Fritsche and Paroubek. Although Mr. McFatridge no longer serves as an executive officer of the Company, he appears in the Summary Compensation Table and related tables below.

2016 Say-on-Pay Vote

At the 2016 annual meeting, we provided shareholders the opportunity to approve in an advisory, non-binding vote the compensation of the Company’s named executive officers. Over 99% of the votes cast on the proposal were in favor of our executive compensation. The Board believes this strongly affirms shareholders’ support of the Company’s approach to executive compensation and, in light of such strong support, decided to maintain the core design of our compensation program. The Board appreciates and values the views of our shareholders and invites our shareholders to communicate any concerns or opinions on executive pay directly to the compensation committee or the Board.

2011 Omnibus Incentive Plan

Shareholders originally approved the Company’s 2011 Omnibus Incentive Plan (the “2011 Incentive Plan”) on April 29, 2011 and amended it on May 25, 2016 to expand the list of performance measures that may be used in awarding performance-based compensation under the plan. The objectives of the 2011 Incentive Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that align the interests of the award participants with those of the Company’s shareholders. Additionally, the 2011 Incentive Plan is intended to provide flexibility to the Company in motivating, attracting and retaining officers, directors and employees. The 2011 Incentive Plan, which is administered by the compensation committee, allows for both cash and equity incentive awards.

The Company is authorized to issue up to 2,144,743 shares of common stock under the 2011 Incentive Plan, no more than 1,072,371 of which may be in the form of “full value” awards (i.e. awards other than stock options, stock appreciation rights or other awards for which the recipient pays the exercise price). If an award under the 2011 Incentive Plan is canceled, forfeited, terminates or is settled in cash, the shares related to that award will not be treated as having been delivered under the 2011 Incentive Plan. As of March 28, 2017, 685,082 shares of the Company’s common stock had been issued under the 2011 Incentive Plan or were reserved for issuance upon exercise or settlement of outstanding awards and 1,459,661 shares of the Company’s common stock remained available for issuance by the Company under the 2011 Incentive Plan.

Role of Management in Determining Executive Compensation

Management participates in the process of determining executive compensation by assisting the compensation committee in gathering information needed for their review of compensation programs. In addition, the Chief Executive Officer makes recommendations to the compensation committee and the full Board, as requested, regarding base salary adjustments, cash and equity incentive plan awards, and other compensation components for senior executives. It is the ultimate responsibility of the Board, with advice from the compensation committee, to set compensation for the executive officers of the Company and the Bank.

Role of Compensation Consultants

Consultants Engaged by the Compensation Committee

The compensation committee has authority under its charter to retain and oversee the work of outside compensation consultants, legal counsel and other advisers in connection with discharging its responsibilities, including the authority to determine such consultants’ or advisers’ fees and other retention terms. The Company provides such funding as the compensation committee determines to be necessary or appropriate for payment of compensation to consultants and advisers retained by the Committee. During 2016, the compensation committee did not engage any outside compensation consultants, but did review a market analysis prepared by a consultant engaged by management, as described below.

Consultants Engaged by Management

In late 2015, management of the Company engaged Blanchard Consulting Group (“Blanchard”), a compensation consultant, to prepare a market analysis comparing the compensation packages of our senior management, including our executive officers, to the compensation packages of officers serving in comparable roles at a select group of peer companies using compensation data from fiscal year 2014 as reported in 2015. In selecting the peer group used for the late 2015 market analysis, management and Blanchard considered many factors, focusing primarily on comparably sized, publicly-traded financial institutions (based on total assets) located primarily in the Midwest and Mid-south regions of the country, as of December 31, 2014. Based on this criteria, management and Blanchard included the following financial institutions within the peer group:

Farmers Capital Bank Corporation First Guaranty Bancshares, Inc. First Mid-Illinois Bancshares, Inc. Franklin Financial Network, Inc. German American Bancorp, Inc. Green Bancorp, Inc.	Guaranty Bancorp Hill Bancorporation Home Bancorp, Inc. Horizon Bancorp MidWestOne Financial Group, Inc. Midsouth Bancorp, Inc.	Old Second Bancorp, Inc. Pulaski Financial Corp. Southwest Bancorp, Inc. West Bancorporation, Inc. Wilson Bank Holding Co.

Management presented the results of Blanchard’s analysis to the compensation committee in January 2016 as part of its review of executive compensation, and the compensation committee considered this information in recommending 2016 base salaries and incentive compensation for the named executive officers.

In June 2016, management of the Company subsequently engaged Blanchard to provide an analysis of overhang and burn rate under the Company’s 2011 Incentive Plan.

In August 2016, management, at the direction of the compensation committee, engaged Blanchard to provide an updated market analysis for the compensation packages offered to our then President and Chief Executive Officer (Mark McFatridge), Senior Executive Vice President and Chief Operating Officer (Tom Fritsche), Bank President (Matt Machen) and Senior Executive Vice President and Chief Financial Officer (Sherri Billings). The analysis included a review of the compensation of the above-referenced named executive officers to similarly-situated officers of a select group of peer companies using compensation data from fiscal year 2015 as reported in 2016. Blanchard also provided advice and information on other executive compensation matters, including executive pay components, prevailing market practices, relevant legal and regulatory requirements, and shareholder advisory trends.

Prior to preparation of the August 2016 market analysis, management and Blanchard reviewed and considered changes to the peer group used in the late 2015 market analysis. In selecting the peer group used for the August 2016 market analysis, management and Blanchard considered the same factors used to identify the late 2015 peer group with all metrics updated as of December 31, 2015, and further limited the peer group to financial institutions that experienced three-year asset growth of more than 10%. Applying these updated criteria, management and Blanchard included the following financial institutions within the peer group for the August 2016 market analysis:

Allegiance Bancshares, Inc. Equity Bancshares, Inc. First Mid-Illinois Bancshares, Inc. Franklin Financial Network, Inc. Home Bancorp, Inc.	Horizon Bancorp Midland States Bancorp, Inc. MidWestOne Financial Group, Inc. National Commerce Corporation Stock Yards Bancorp, Inc.	QCR Holdings, Inc. Southwest Bancorp, Inc. Triumph Bancorp, Inc. Wilson Bank Holding Co. Your Community Bancshares, Inc.

The Company paid Blanchard aggregate fees of $29,400 for the 2015, June 2016 and August 2016 engagements of Blanchard.

Compensation Components

We believe our executive compensation program (i) is competitive among companies in similar growth and development stages which is necessary to attract and retain talented management, (ii) provides incentives that focus on the critical needs of the business on an annual and continuing basis and (iii) rewards management commensurate with the creation of shareholder and market value.

In setting 2016 executive compensation, the compensation committee reviewed each compensation element and aggregate total direct compensation (the sum of base salary, cash incentives and long-term equity incentives) for each of our named executive officers compared to similarly situated employees of companies in the peer group in the January 2016 Blanchard report (see “—Role of Compensation Consultants” above), but did not target compensation to a specific percentile of the market data. In determining actual pay levels, the compensation committee considered the peer group data as well as other factors in its collective judgment including: the executive’s experience, performance, internal pay equity, scope of responsibilities and specific skills, together with his or her ability to impact business results, or other business conditions.

The compensation committee regularly reviews the Company’s compensation program to ensure that the components of the program are consistent with the Company’s compensation philosophy and will allow the Company to achieve its long- and short-term objectives and goals. The table below identifies the principal elements of our 2016 executive compensation program. The details regarding the amounts paid for each element in 2016 is described under “—2016 Executive Compensation” below. The compensation committee believes the components of our executive compensation program balance the mix of cash and equity compensation and current and longer-term compensation in a way that furthers the compensation objectives discussed above.

	Reward Element	Form of Compensation		Performance Criteria

Fixed	Base Salary	Cash	Not applicable
Company performance:
At-Risk	Cash incentive compensation	Cash	● ● ●	Core income before taxes Texas Ratio Core non-interest income/Core non-interest expense (Bank)
Company performance:
	Long-term equity incentive compensation	Performance award consisting of common stock and time-based restricted stock units vesting ratably over a two year period (granted after the performance period)	● ● ●	Core income before taxes Texas Ratio Core non-interest income/Core non-interest expense (Bank)
Benefits	Retirement and welfare benefits	401(k) plan with Company contributions		Not applicable

2016 Executive Compensation

Each year management and the compensation committee review the Company’s existing executive compensation program. The Company seeks to confirm that each of its compensation elements, as well as its compensation structure, is appropriate in light of the Company’s performance and strategy.

Base Salary

Base salary levels for the named executive officers and other executive officers were subjectively determined by the compensation committee and the Board, with consideration given to the following factors: (i) the executive’s then current salary, (ii) the executive’s performance and contributions during the previous fiscal year, (iii) the executive’s qualifications and responsibilities, (iv) the executive’s tenure with the Company and the position held by the executive, (v) the compensation committee’s perception and understanding of the appropriate salary levels that are necessary to remain competitive within the markets in which the Company operates, (vi) the Company’s budgetary parameters established for the full year, (vii) the requirements of the employment agreement (in the case of Mr. McFatridge), and (viii) the recommendation of the Chief Executive Officer, in the case of all executive officers other than himself.

	Base Salary At Year End		Percentage Increase
Named Executive Officer	2016	2015
Mark McFatridge	$425,000	$425,000	0%
Matt Machen	$250,000	$250,000	0%
Sherri Billings	$225,000	$200,000	12.5%
Tom Fritsche	$350,000	$350,000	0%
Shelly Loftin	$180,000	$180,000	0%
Yurik Paroubek	$180,000	$180,000	0%

Ms. Billings’ salary was increased in connection with her promotion on April 20, 2016 to Senior Executive Vice President, Chief Financial Officer and Chief Accounting Officer.

Cash Incentive Compensation

In January 2016, the Company approved annual cash incentive awards under the Company’s 2011 Incentive Plan, which we refer to as the 2016 Cash Incentive Awards, for certain members of senior management. The purpose of the 2016 Cash Incentive Awards was to subject a portion of the executive officers’ cash compensation to achievement of pre-established performance targets to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. Each of the named executive officers received 2016 Cash Incentive Awards. The cash awards were based on the Company’s financial results for the period beginning on January 1, 2016 and ending on December 31, 2016 with respect to the performance metrics set forth in the tables below. In each case, the Company selected these performance metrics because they align with the Company’s strategy and therefore enhance the alignment of our annual cash bonuses with the interests of the Company’s shareholders.

The table below sets forth the performance metrics, weighting and targets for the 2016 Cash Incentive Awards granted to Ms. Billings and Messrs. McFatridge, Machen and Fritsche, as well as actual results for each metric (dollars in thousands):

Performance Metrics	Weight	Threshold	Target	Maximum	2016 Actual Results
Core income before taxes(1)	75%	$24,776	$27,528	$30,281	$24,788
Texas Ratio(2)	25%	15.4%	14.0%	12.6%	8.80%

(1) See “Appendix A – Reconciliation of Non-GAAP to GAAP Financial Measures” for the reconciliation of the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures.

(2) Texas ratio is defined as the sum of non-performing loans plus real estate owned divided by the sum of Tier 1 capital plus the allowance for loan and lease losses

The table below sets for the performance metrics, weighting and targets for the 2016 Cash Incentive Awards granted to Ms. Loftin and Mr. Paroubek (dollars in thousands):

Performance Metrics	Weight	Threshold	Target	Maximum	2016 Actual Results
Core income before taxes(1)	75%	$24,776	$27,528	$30,281	$24,788
Core non-interest income/Core non-interest expense (Bank)(1)	25%	27.78%	30.86%	33.95%	30.48%

(1) See “Appendix A – Reconciliation of Non-GAAP to GAAP Financial Measures” for the reconciliation of the most directly comparable GAAP (accounting principles generally accepted in the United States of America) measures.

Each performance metric includes a threshold performance goal that must be achieved before payout, and performance between threshold, target and maximum levels results in prorated payouts. Following the performance period, the Board determines, with respect to each performance metric, whether the Company’s performance meets or exceeds the threshold, target or maximum performance level and determines the final amount of the cash incentive award to be granted.

For the 2016 performance period, the Company’s core income before taxes was $24.79 million, which exceeded the threshold goal of $24.78 million but did not exceed the target goal of $27.53 million. The Company’s Texas Ratio for 2016 was 8.80%, which constituted performance in excess of the maximum performance goal of 12.6%. Lastly, the Bank’s ratio of core non-interest income to core non-interest expense was 30.48%, which exceeded the threshold goal of 27.78% but did not exceed the target goal of 30.86%.

The table below discloses the threshold, target and maximum incentive opportunity for each of the named executive officers under the 2016 Cash Incentive Awards and the actual cash incentive award paid to such officer based on the level of achievement of the Company’s performance metrics during 2016. Based on the Company’s performance results in 2016 for each metric as described above, in January 2017 the Board approved cash incentive payments to each of the named executive officers as set forth in the table below.

	Cash Incentive Opportunity Based Upon:			Actual Cash Incentive Paid Based
Participant	Threshold(1)	Target(2)	Maximum(3)	on 2016 Performance
Mark McFatridge(4)	$53,135	$106,250	$212,500	$0
Matt Machen	$25,000	$50,000	$93,750	$42,188
Sherri Billings	$22,500	$45,000	$84,375	$37,969
Tom Fritsche	$35,000	$70,000	$131,250	$59,063
Shelly Loftin	$9,000	$22,500	$45,000	$11,913
Yurik Paroubek	$9,000	$22,500	$45,000	$11,913

(1) Equal to 50% of target award for Ms. Billings and Messrs. McFatridge, Machen, and Fritsche. Equal to 40% of target award for Ms. Loftin and Mr. Paroubek.

(2) Equal to 100% of target award. The target award opportunity was determined as a percentage of base salary for each of the named executive officers as follows: McFatridge (25%), Machen, Billings and Fritsche (20%) and Loftin and Paroubek (12.5%).

(3) Equal to 200% of target award for Ms. Loftin and Messrs. McFatridge and Paroubek. Equal to 187.5% of target award for Ms. Billings and Messrs. Machen and Fritsche.

(4) In connection with his resignation and entry into the separation agreement, Mr. McFatridge forfeited all unearned equity and non-equity incentive awards issued in connection with the Company’s 2016 incentive plans.

Long-Term Equity Incentive Compensation

The Board and the compensation committee believe that performance-based equity awards provide an appropriate incentive to encourage management, particularly senior management, to maximize long-term shareholder returns. Equity grants under the 2011 Incentive Plan have the effect of more closely aligning the interests of management with the interests of shareholders, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees.

In January 2016 the Company approved grants of performance-based equity incentive awards under the 2011 Incentive Plan, which we refer to as the 2016 Equity Awards. The purpose of the 2016 Equity Awards is to subject the executive officers’ equity compensation to achievement of pre-established performance targets followed by a ratable two year vesting period for 2/3 of the award (1/3 of the award vests upon certification of the performance results) to ensure the continued alignment of executive compensation, Company performance and strategic goal attainment. Each of the named executive officers received 2016 Equity Awards.

The 2016 Equity Awards were based on the Company’s financial results for the period beginning on January 1, 2016 and ending on December 31, 2016 with respect to the same performance metrics used in connection with the 2016 Cash Incentive Awards. As with the 2016 Cash Incentive Awards, each performance metric includes a threshold performance goal that must be achieved before payout.

In addition, for each participant, 2016 Equity Awards includes a threshold, target and maximum incentive opportunity (denominated in dollars) that may be awarded upon the achievement of the threshold, target and maximum performance level for the particular performance metric. In establishing the incentive opportunities for each participant, the compensation committee reviewed the number of equity awards granted to participants in prior years and reviewed pro forma 2016 summary compensation information to evaluate the expected compensation of each of the Company’s named executive officers for 2016, both in terms of total compensation and each individual compensation element.

Following the performance period, the Board determines whether the Company’s performance meets or exceeds the threshold, target or maximum performance for each metric and determine the final value of the 2016 Equity Awards. One-third of the award will be granted in shares of unrestricted common stock and two-thirds of the award will be granted in restricted stock units that vest ratably over a two year vesting period. The number of shares of common stock and restricted stock units to be awarded is determined using the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date that the Board certifies the Company’s performance.

For the 2016 performance period, the Company’s core income before taxes was $24.79 million, which exceeded the threshold goal of $24.78 million but did not exceed the target goal of $27.53 million. The Company’s Texas Ratio for 2016 was 8.80%, which constituted performance in excess of the maximum performance goal of 12.6%. Lastly, the Bank’s ratio of core non-interest income to core non-interest expense was 30.48%, which exceeded the threshold goal of 27.78% but did not exceed the target goal of 30.86%.

The table below discloses the threshold, target and maximum incentive opportunity for each of the named executive officers under the 2016 Equity Awards. Based on the Company’s performance results in 2016 for each metric as described above, in January 2017 the Board approved and granted unrestricted common stock (representing 1/3 of the award value) and restricted stock units (representing 2/3 of the award value) to each of the named executive officers as set forth in the table below.

	Dollar Value of 2016 Equity Award Opportunity Based Upon:			Actual Equity Award Based on 2016 Performance:
Participant	Threshold (1)	Target (2)	Maximum (3)	Dollar Value (4)	Number of Shares (5)
Mark McFatridge (6)	$53,135	$106,250	$212,500	$0	0
Matt Machen	$25,000	$50,000	$93,750	$42,182	4,193
Sherri Billings	$22,500	$45,000	$84,375	$37,966	3,774
Tom Fritsche	$35,000	$70,000	$131,250	$59,062	5,871
Shelly Loftin	$9,000	$22,500	$45,000	$11,911	1,184
Yurik Paroubek	$9,000	$22,500	$45,000	$11,911	1,184

(1) Equal to 50% of target award for Ms. Billings and Messrs. McFatridge, Machen, and Fritsche. Equal to 40% of target award for Ms. Loftin and Mr. Paroubek.
(2) Equal to 100% of target award. The target award opportunity was determined as a percentage of base salary for each of the named executive officers as follows: McFatridge (25%), Machen, Billings and Fritsche (20%) and Loftin and Paroubek (12.5%).
(3) Equal to 200% of target award for Ms. Loftin and Messrs. McFatridge and Paroubek. Equal to 187.5% of target award for Ms. Billings and Messrs. Machen and Fritsche.
(4) Based on the grant date fair value of $10.06 per share for unrestricted common stock and restricted stock units granted under the 2016 Equity Awards utilizing the provisions of ASC Topic 718. No fractional shares were awarded in connection with the settlement of the 2016 Equity Awards.
(5) The total number of shares awarded was based on the fair market value of the Company’s shares of $10.06, which was the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date that the Board certified 2016 performance results. One-third of the award is granted in shares of unrestricted common stock and two-thirds of the award is granted in restricted stock units.
(6) In connection with his resignation and entry into the separation agreement, Mr. McFatridge forfeited all unearned equity and non-equity incentive awards issued in connection with the Company’s 2016 incentive plans.

The portion of the award consisting of restricted stock units will vest in two equal installments on the first and second anniversary of the grant date, assuming continuous employment by the executive officer during the period.

Restricted Stock Unit Grant

In addition to performance-based 2016 Equity Awards, the Board or the compensation committee from time to time may also grant equity awards subject to time-based vesting without a performance requirement. In January 2016, Ms. Billings was awarded 5,854 restricted stock units, vesting in equal annual installments over a three year period, with a grant date fair value of $49,993. At the time of the award, Ms. Billings was not a participant in the 2016 incentive plans and had not received any 2016 Cash Incentive Awards or 2016 Equity Incentive Awards. In connection with her subsequent promotion to Senior Executive Vice President, Chief Financial Officer and Chief Accounting Officer in April 2016, the compensation committee reevaluated Ms. Billings’ compensation and, in addition to increasing her base salary, granted her 2016 Cash Incentive Awards and 2016 Equity Incentive Awards, the terms of which are described above.

Retirement and Welfare Benefits

The Company maintains a qualified retirement 401(k) plan which is made available to substantially all employees of the Company and the Bank, including the named executive officers. The Company’s 401(k) plan includes a salary deferral feature designed to qualify under Section 401 of the Code. Employees, including each of the Company’s named executive officers, are eligible to make salary deferrals into the 401(k) plan and receive employer contributions including matching contributions.  Contributions by highly compensated employees, including the named executive officers, are limited by  provisions of the Average Deferral Percentage test described in Code Section 401(k)(3) and the Average Contribution Percentage test described in Code Section 401(m)(2) as well as other applicable limits under the Code. The Company presently matches the first 2% of employee contributions.

Other Benefits and Perquisites

The named executive officers and other executive officers and personnel receive life, health, dental and long-term disability insurance coverage in amounts the Company believes to be competitive with comparable financial institutions. Benefits under these plans are made available to all employees of the Company on comparable terms as those provided to the named executive officers.

The Company also provided Mr. McFatridge in 2016 with personal use of corporate aircraft, temporary housing expenses, and country club membership dues. The personal use of corporate aircraft and housing expenses were provided to Mr. McFatridge on a temporary basis in connection with his relocation to Little Rock, Arkansas. The compensation committee periodically reviews the personal benefits provided to the executive officers. These benefits and perquisites for the named executive officers are described in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016 under the “Executive Compensation” section below.

2016 Compensation Mix

In setting compensation for the named executive officers, the Company seeks to find an appropriate balance between fixed and performance-based compensation and between short-term and long-term compensation. The chart below illustrates the mix of total compensation in 2016 for our former Chief Executive Officer (Mr. McFatridge), individually, and all other named executive officers as a group (Mses. Billings and Loftin and Messrs. Machen, Fritsche and Paroubek).

		2016 Compensation Mix (1)
	Compensation Element	CEO(2)	All Other NEOs
Fixed	Base Salary	93.34%	74.64%
Performance-Based/ Variable	Cash incentive compensation Long-term equity incentive	0% 0%	10.35% 13.52%
Benefits	Retirement, welfare benefits and perquisites	6.66%	1.49%

(1) Percentages are calculated based on (i) the actual cash payout value received by each participant under the 2016 Cash Incentive Awards and (ii) the grant date fair value of the common stock and restricted stock units granted to each officer under the 2016 Equity Awards on January 18, 2017 as described above.
(2) In connection with his resignation and entry into the separation agreement, Mr. McFatridge forfeited all unearned equity and non-equity incentive awards issued in connection with the Company’s 2016 incentive plans. Assuming such awards were not forfeited in connection with his resignation, based on 2016 actual performance, Mr. McFatridge’s 2016 compensation mix would have been: (i) base salary (66.28%), (ii) cash incentive compensation (14.50%), (iii) long-term equity incentive (14.50%) and (iv) retirement, welfare benefits and perquisites (4.73%).

Risk Considerations in our Overall Compensation Program

The compensation committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a material adverse effect on us. To the extent that our compensation programs create a potential misalignment of risk incentives, the compensation committee believes that it has adequate compensating controls to mitigate against the potential impact of any such misalignment. These compensating controls include capped incentive award opportunities, a three-year vesting cycle for equity-based compensation and oversight by the compensation committee.

2017 Executive Compensation Matters

In January 2017, the Board approved cash and equity incentive awards for 2017 under the 2011 Incentive Plan. For all named executive officers that are recipients of 2017 incentive awards, the sole performance metric applicable to such awards is core earnings per share.

Similar to the 2016 incentive awards, the Board will determine the actual amount of the awards to each participant after the end of the performance period. To the extent earned, 2017 cash incentive awards will be settled solely in cash and 2017 equity incentive awards will be settled one-third in shares of unrestricted common stock and two-thirds in restricted stock units that vest ratably over a two year vesting period.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the compensation committee

Scott Ford, Chairman
Frank Conner
Brock Gearhart
Ian Vaughan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016 the compensation committee consisted of Messrs. Ford, as Chairman, Conner, Gearhart and Vaughan. No member of the compensation committee is a former or current officer or employee of the Company or the Bank, and the Board has determined that each member of the compensation committee qualifies as “independent” under NASDAQ listing standards and the applicable SEC standards. No member of the compensation committee serving during 2016 was a party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K, with the exception of Mr. Ford as described under “Transactions with Certain Related Persons” described above. During 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Company’s Board or compensation committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded or paid to our named executive officers for services rendered in all capacities during the last three fiscal years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation		Total

Mark McFatridge	2016	$425,000	$-	$106,250	(3)	$-	$-	$30,319	(4)	$561,569
Former President and Chief	2015	$109,423	$-	$425,345		$-	$-	$84,819		$619,587
Executive Officer

Matt Machen	2016	$250,000	$-	$50,000	(5)	$42,188	$-	$5,350		$347,538
President and Chief Executive	2015	$219,615	$-	$268,748	(6)	$6,250	$-	$4,348		$498,961
Officer	2014	$170,250	$-	$69,335		$-	$-	$3,081		$242,666

Sherri Billings	2016	$216,018	$-	$94,993	(7)	$37,969	$46,000	$5,541		$400,521
Senior Executive Vice	2015	$201,994	$-	$7,294		$7,294	$-	$4,748		$221,330
President and Chief Financial Officer	2014	$194,513	$15,000	$12,285		$-	$148,000	$3,911		$373,709

Tom Fritsche	2016	$350,000	$-	$70,000	(8)	$59,063	$-	$4,750		$483,813
Executive Vice	2015	$320,097	$-	$376,243	(9)	$8,750	$-	$4,419		$709,509
President and Chief Risk Officer	2014	$230,000	$10,000	$12,285		$-	$-	$3,573		$255,858

Shelly Loftin	2016	$180,000	$-	$22,500	(10)	$11,913	$-	$3,890		$218,303
Executive Vice President and
Chief Administrative Officer

Yurik Paroubek	2016	$180,000	$-	$22,500	(10)	$11,913	$-	$3,890		$218,303
Executive Vice President and
Chief Technology Officer

(1)

Stock awards represent grants of performance-based awards and time-based RSUs. With regard to the performance-based awards, the table reflects fair value assuming target level performance at the service inception date. RSUs are valued based on the closing stock price of a share of the Company’s common stock on the grant date.

(2)

Represents the actuarial change in pension value in Ms. Billings’ account from January 1 to December 31 of the applicable year under the Pentegra defined benefit pension plan. For fiscal year 2015, Ms. Billings had a decrease in pension value of $19,000.

(3)

Assuming satisfaction of the maximum level of performance conditions, the fair value of the award at the service inception date would have been $212,500. In connection with Mr. McFatridge’s resignation in January 2017 and in accordance with the terms of his Separation Agreement, the actual payout value of the award was $0.

(4)

These amounts are comprised of (i) the value of Mr. McFatridge’s personal use of Company aircraft; (ii) temporary housing expenses for Mr. McFatridge; (iii) Company matching contributions under the Company’s 401(k) plan; (iv) country club membership dues and (vi) director fees paid to Mr. McFatridge for his service on the board of directors of Metropolitan National Bank. The value of Mr. McFatridge’s personal use of Company aircraft as reported herein is based on the incremental cost to the Company of such usage and includes costs for fuel, maintenance charges allocable to such use and contract-pilot charges, but excludes depreciation of the aircraft, general maintenance and other general charges related to ownership of the aircraft.

(5)

Consists of a performance-based incentive award. Assuming satisfaction of the maximum level of performance conditions, the fair value of the award at the service inception date would have been $93,750.

(6)

Consists of a grant of 28,506 RSUs awarded on October 1, 2015 with a grant date fair value of $249,998 and a performance-based incentive award. Assuming satisfaction of the maximum level of performance conditions, the fair value of the performance-based incentive award at the service inception date, as subsequently modified to give effect to an increase in the executive’s base salary during the year, would have been $28,125.

(7)

Consists of a grant of 5,854 RSUs awarded on January 26, 2016 with a grant date fair value of $49,993 and a performance-based incentive award. Assuming satisfaction of the maximum level of performance conditions, the fair value of the performance-based incentive award at the service inception date would have been $84,375.

(8)

Consists of a performance-based incentive award. Assuming satisfaction of the maximum level of performance conditions, the fair value of the award at the service inception date would have been $131,250.

(9)

Consists of a grant of 39,908 RSUs awarded on October 1, 2015 with a grant date fair value of $349,993 and a performance-based incentive award. Assuming satisfaction of the maximum level of performance conditions, the fair value of the performance-based incentive award at the service inception date would have been $39,375.

(10)

Consists of a performance-based incentive award. Assuming satisfaction of the maximum level of performance conditions, the fair value of the award at the service inception date would have been $45,000.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards, including equity and non-equity incentive plans, made by the Company during 2016 to the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Awards ($) (3)
Mark McFatridge	1/20/16	$53,125	$106,250	$212,500	$53,125	$106,250	$212,500	—	$106,250
Matt Machen	1/20/16	$25,000	$50,000	$93,750	$25,000	$50,000	$93,750	—	$50,000
Sherri Billings	1/26/16 4/20/16	$22,500	$45,000	$84,375	$22,500	$45,000	$84,375	5,854	$49,993 $45,000
Tom Fritsche	1/20/16	$35,000	$70,000	$131,250	$35,000	$70,000	$131,250	—	$70,000
Shelly Loftin	1/20/16	$9,000	$22,500	$45,000	$9,000	$22,500	$45,000	—	$22,500
Yurik Paroubek	1/20/16	$9,000	$22,500	$45,000	$9,000	$22,500	$45,000	—	$22,500

(1)

The amounts reported in these columns represent potential performance-based cash awards that our NEOs could have earned based upon the Company’s achievement of certain quantitative performance criteria included within the 2016 Cash Incentive Awards. For further discussion regarding these quantitative metrics, see “2016 Executive Compensation – Cash Incentive Compensation.” Actual payout amounts for each of the named executive officers under the 2016 Cash Incentive Awards are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)

2016 Equity Award opportunities were denominated in dollars but payable in a combination of unrestricted shares of common stock (1/3) and RSUs (2/3). The number of shares of common stock and restricted stock units to be awarded is determined using the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date that the Board certifies the Company’s performance.

(3)

Stock awards represent grants of performance-based awards and time-based RSUs. With regard to the performance-based awards, the table reflects fair value assuming target level performance at the service inception date. RSUs are valued based on the closing stock price of a share of the Company’s common stock on the grant date.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth outstanding equity awards of the named executive officers as of December 31, 2016.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark A. McFatridge	—		—	—	—	—	—		—	—	—
							7,777	(3)	$78,937
							556	(4)	$5,643
							28,506	(5)	$289,336
							1,464	(6)	$14,860
							4,193	(7)	$42,559
	5,555				$6.57	7/12/2018
Matt Machen	5,555		—	—	$5.35	10/26/2018				—	—
							556	(4)	$5,643
							570	(6)	$5,786
							5,854	(8)	$59,418
							3,774	(7)	$38,306
Sherri Billings	16,666		—	—	$6.57	7/12/2018				—	—

							556	(4)	$5,643
							39,908	(5)	$405,066
							2,049	(6)	$20,797
							5,871	(7)	$59,591
Tom Fritsche	36,110	(9)	—	—	$5.35	10/26/2018				—	—
							2,222	(3)	$22,553
							371	(4)	$3,766
							10,262	(5)	$104,159
							1,054	(6)	$10,698
							1,184	(7)	$12,018
Shelly Loftin	5,555		—	—	$5.27	11/11/2018				—	—
							371	(4)	$3,766
							10,262	(5)	$104,159
							1,054	(6)	$10,698
							1,184	(7)	$12,018
Yurik Paroubek	5,555		—	—	$5.35	10/26/2018				—	—

(1)

In connection with the Company’s 11% stock dividend paid in December 2014, the compensation committee adjusted all outstanding stock option awards and RSUs to give effect to the stock dividend, in accordance with the provisions of the 2011 Incentive Plan. Amounts shown in the above table reflect the outstanding awards of the named executive officers after giving effect to the adjustments made by the compensation committee.

(2)	Market value of restricted stock units is based on the December 30, 2016 closing price of $10.15 for the Company’s common stock.

(3)	Granted June 16, 2014, and assuming continued employment or board service, as applicable, 60%, 20%, and 20% vest on June 16, 2017, 2018 and 2019, respectively.

(4)

Granted on January 22, 2014. One third of the original award vested on January 22, 2015, one third of the original award vested on January 22, 2016, and, the remaining units vested on January 22, 2017.

(5)	Granted on October 1, 2015, and assuming continued employment, 100% will vest on October 1, 2018.

(6)	Granted on January 26, 2016. One half of the award vested on January 22, 2017 and assuming continued employment, the remaining units will vest on January 22, 2018.

(7)

Represents the earned portion of the 2016 Equity Awards. Upon certification of actual 2016 performance results by the Board on January 18, 2017, one-third of the award vested and was paid in unrestricted common stock and the remaining two-thirds of the award was paid in restricted stock units that will vest ratably on January 18, 2018 and January 18, 2019, assuming continued employment. The number shares awarded was determined using the closing price of the Company’s common stock on January 18, 2017.

(8)	Granted on January 26, 2016 and assuming continued employment, will vest in three equal annual installments on the first, second and third anniversaries of the grant date.

(9)	Exercised in full in January 2017.

Option Exercises and Stock Vested in 2016 Fiscal Year

The following table sets forth information concerning stock awards that vested for the named executive officers during the fiscal year ended December 31, 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. McFatridge	24,250	$222,858
Matt Machen	4,991	$45,946
Sherri R. Billings	1,211	$10,666
Tom Fritsche	1,951	$16,985
Shelly Loftin	1,192	$10,392
Yurik Paroubek	4,525	$41,689

Pension Benefits for 2016 Fiscal Year

The Bank has a defined benefit pension plan (“Pentegra Plan”) for all full time employees of the Bank who had attained the age of 21 years and had completed one year of service with the Bank prior to July 1, 2010. On April 30, 2010, the board of directors of the Bank elected to freeze the Pentegra Plan effective July 1, 2010, eliminating all future benefit accruals for participants in the Pentegra Plan and closing the Pentegra Plan to new participants as of that date. After July 1, 2010, the Bank continues to incur costs consisting of administration and Pension Benefit Guaranty Corporation insurance expenses as well as amortization charges based on the funding level of the Pentegra Plan. The level of amortization charges is determined by the Pentegra Plan’s funding shortfall, which is determined by comparing plan liabilities to plan assets.

In general, prior to July 1, 2010, the Pentegra Plan provided for annual benefits payable upon retirement at age 65 (i) monthly, (ii) in a lump sum, or (iii) in a partial lump sum with a monthly payment. The formula for determining the normal annual retirement benefit is a benefit accrual multiple times the number of years of credited service times the career average salary. The benefit accrual multiple was amended at various times through the life of the Pentegra Plan, and was set at 0.5% at the time that the Pentegra Plan was frozen. At the time a participating employee retires an actuarial calculation is prepared by the retirement plan company (Pentegra). This calculation is based on the benefits accrued through the Pentegra Plan during the team member’s employment with the Bank as well as market interest rates to determine the value of the retirement benefit.

Under the Pentegra Plan, an employee’s benefits are fully vested after five years of service. A year of service is any year in which an employee works a minimum of 1,000 hours. Participating employees who have reached age 65 are automatically 100% vested once they have completed one year of employment as defined under the Pentegra Plan. The Pentegra Plan also provides for an early retirement option with reduced benefits. Payment may begin at age 45, in which case the allowance otherwise payable at age 65 is reduced by applying an early retirement factor based on the age and years of service when payments begin. The early retirement factor is calculated by subtracting 6% for each year between age 60 and 65, 4% for each year between age 55 and 60 and 3% for each year between age 45 and 55. The factor for age 60 is 70%. The Pentegra Plan also provides for death benefits depending on the age of the participant and the years of service. Death benefits are paid in a lump sum distribution.

Ms. Billings is the only named executive officer who is a participant in the Pentegra Plan. The table below shows the present value of accumulated benefits payable to Ms. Billings, including her number of years of credited service, under the Pentegra Plan determined (i) assuming a retirement age of 65, (ii) using the RP-2014 mortality table for white collar workers, with mortality improvement scale MP-2016 (weighted 55%) and the RP-2000 static mortality table for lump sums projected to 2016 (weighted 45%), and (iii) using an assumed interest rate of 4.14%.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Sherri R. Billings	Pentegra Defined Benefit Plan(1)	28.33	(3)	$661,000	$-

(1)	A multiple employer tax-qualified defined benefit plan as defined by ERISA.

(2)	Reflects value as of December 31, 2016.

(3)	Effective July 1, 2010, the Pentegra Plan was frozen and as a result existing participants receive no further service benefit credit.

Potential Payments upon a Termination or Change-in-Control

McFatridge Employment Agreement

Effective October 1, 2015, Mark McFatridge entered into an employment agreement with the Company and the Bank (the “Employment Agreement”). The Employment Agreement provided for an initial term ending on December 31, 2018. After the end of the initial term, the Employment Agreement would automatically be renewed for additional one (1) year periods unless otherwise terminated by either party upon 180 days written notice prior to the expiration of the applicable term. Under the Employment Agreement, Mr. McFatridge was entitled to a base salary of $425,000.00 per year, which salary could be increased from time to time as determined by the Board. Pursuant to the Employment Agreement, on October 1, 2015, Mr. McFatridge received an inducement grant in the form of RSUs having an aggregate award value of $425,000.00. Fifty percent (50%) of the RSUs vested ninety (90) days after the grant date and the remaining fifty percent (50%) vested on the one (1) year anniversary of the grant date. Mr. McFatridge was also eligible to participate in the Company’s annual incentive plans, with a target payout amount of 100% of his base salary, based upon achievement of specific target levels established by the compensation committee. Incentive awards earned by Mr. McFatridge would have been payable in cash and/or shares of Company common stock, shares of restricted common stock or RSUs (with a maximum vesting period of three (3) years), as determined by the compensation committee. Notwithstanding the foregoing, under the Employment Agreement, Mr. McFatridge was entitled to receive a minimum annual bonus of $120,000.00, payable one-half in cash and one-half in restricted stock or RSUs (with a maximum vesting period of three (3) years), for each of calendar years 2016 and 2017, regardless of actual performance. Mr. McFatridge was also eligible to participate in such employee benefit plans as were made available to, and on such terms and conditions applicable to, other similarly situated executives of the Company and Bank.

In the event the Company terminated the Employment Agreement (other than for “Cause,” death or disability) or Mr. McFatridge terminated the Employment Agreement for “Good Reason,” the Company would have been required to pay Mr. McFatridge his base salary at the rate in effect on the date of termination for the greater of (i) twelve (12) months or (ii) the remaining period of the term. If during the term and concurrent with or within one (1) year after the occurrence of a Change of Control (as defined in the Employment Agreement) the Company terminated the Employment Agreement (other than for Cause, death or disability) or Mr. McFatridge terminated the Employment Agreement for Good Reason, the Company would have been required to pay Mr. McFatridge a single lump sum payment in an amount equal to the product of (i) twenty-four (24) multiplied by (ii) the monthly equivalent of Mr. McFatridge’ s base salary at the greater of the rate in effect on the Change of Control Date (as defined in the Employment Agreement) or the date of termination. In addition, upon a termination (i) by the Company (other than for Cause, death or disability), (ii) by Mr. McFatridge for Good Reason, or (iii) concurrent with or within one (1) year of a Change of Control, any time-based condition contained in any equity awards outstanding in favor of Mr. McFatridge would vest in full immediately prior to the date of termination.

The Employment Agreement restricted Mr. McFatridge from (i) disclosing, disseminating or using for his personal benefit or for the benefit of others, confidential or proprietary information belonging to the Company or the Bank, (ii) soliciting employees and certain customers of the Company or Bank at any time during and for a period of eighteen (18) months after the termination of the Employment Agreement, and (iii) competing with the Company or Bank at any time during and for a period of eighteen (18) months after the termination of the Employment Agreement.

Termination for “Cause” under the Employment Agreement generally meant termination of Mr. McFatridge by the Company for: (i) his act or failure to act constituting willful misconduct or gross negligence, personal dishonesty, or breach of fiduciary duty involving personal profit; (ii) his willful and material failure to perform the duties of his employment and the failure to correct such failure within ten (10) business days after receiving notice from the Board specifying such failure in detail; (iii) his willful and material violation of the Bank’s code of ethics or written harassment policies; (iv) reasons specified by a federal or state regulatory agency having jurisdiction over the Bank which direct that his employment be terminated; (v) his arrest, indictment, or conviction for (a) a felony or (b) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude, or his willful violation of any law, rule or regulation (other than traffic violations and similar offenses); (vi) his material breach of a term, condition, or covenant of the Employment Agreement and the failure to correct such violation within ten (10) business days after receipt of written notice from the Board specifying such breach in detail; or (vii) his incompetence.

Termination for “Good Reason” under the Employment Agreement generally meant termination by Mr. McFatridge for: (i) a material reduction in his duties, responsibilities, or status with the Bank; (ii) a material diminution in his authority, duties or responsibilities or a change in his position; (iii) a material reduction in his base salary; (iv) a change in the primary location at which he is required to perform the duties of his employment to a location that is more than fifty miles from the location at which his office is located; or (v) the commission of a material breach of the Employment Agreement by the Company or Bank.

Resignation and Separation Agreement

Effective January 14, 2017, Mr. McFatridge resigned as President and Chief Executive Officer of the Company and as a director of the Company. In connection with his resignation, Mr. McFatridge and the Company entered into a separation agreement that replaced his Employment Agreement. The material terms of the separation agreement include:

●

Mr. McFatridge will receive severance payments in the total amount of $850,000, less the amount of salary paid to Mr. McFatridge between January 1, 2017 and the effective date of his resignation, payable in ratable installments pursuant to the Bank’s standard payroll practices beginning on the first payroll date following the resignation date and ending on or before March 15, 2018.

●	Mr. McFatridge will be subject to customary restrictive covenants concerning confidentiality, noncompetition, nonsolicitation and nondisparagement.

●	The separation agreement replaces the severance obligations owed to Mr. McFatridge under the Employment Agreement.

●	In connection with the separation agreement, Mr. McFatridge executed a release of claims in favor of the Company.

Change in Control Severance Agreements

The Company is party to change in control agreements (each a “Change in Control Agreement”) with each of Mses. Billings and Loftin and Messrs. Machen, Fritsche and Paroubek (each individually an “Employee”). The Change in Control Agreement provides for an initial term ending on December 31, 2018. After the end of the initial term, the Change in Control Agreement will automatically be renewed for additional one (1) year periods unless otherwise terminated by either party upon 180 days written notice prior to the expiration of the applicable term.

The Change in Control Agreement generally provides that, if the Employee’s employment is terminated by the Company for reasons other than “Cause,” disability or death or in the event the Employee terminates his or her employment for “Good Reason” within one (1) year following a Change in Control (as defined in the Change in Control Agreement), the Employee will be entitled to receive the following severance benefits: (i) payment, in cash, of an amount equal to two (2) times the Employee’s then current annualized base salary (one (1) times current annualized base salary in the case of Mr. Paroubek); and (ii) accelerated vesting of all unvested equity awards previously granted to the Employee. Notwithstanding the foregoing, under the Change in Control Agreement, the amount of severance benefits are subject to reduction to the extent that the payments would be classified as “excess parachute payments” under Section 280G of the Code.

The Change in Control Agreement restricts the Employee from (i) disclosing, disseminating or using for his or her personal benefit or for the benefit of others, confidential or proprietary information belonging to the Company or the Bank, (ii) soliciting certain customers of the Company or the Bank for a period of twelve (12) months following the Employee’s termination of employment, and (iii) competing with the Company or the Bank for a period of twelve (12) months following the Employee’s termination of employment.

Termination for “Cause” under the Change in Control Agreement generally means termination of the Employee by the Company for: (i) an act or failure to act constituting willful misconduct or gross negligence, personal dishonesty, or breach of fiduciary duty involving personal profit; (ii) willful and material failure to perform the duties of his or her employment and the failure to correct such failure within ten (10) business days after receiving notice from the Company’s Chief Executive Officer specifying such failure in detail; (iii) willful and material violation of the Company’s or the Bank’s code of ethics or written harassment policies; (iv) reasons specified by a federal or state regulatory agency having jurisdiction over the Company or the Bank which direct that his or her employment be terminated; (v) his or her arrest, indictment, or conviction for (a) a felony or (b) a lesser criminal offense involving dishonesty, breach of trust, or moral turpitude, or willful violation of any law, rule or regulation (other than traffic violations and similar offenses); (vi) material breach of a term, condition, or covenant of the Change in Control Agreement and the failure to correct such violation within ten (10) business days after receipt of written notice from the Company’s Chief Executive Officer specifying such breach in detail; or (vii) incompetence.

Termination for “Good Reason” under the Change in Control Agreement generally means termination by the Employee for: (i) a material reduction in duties, responsibilities, or status with the Company or Bank; (ii) a material diminution in authority, duties or responsibilities or a change in position; (iii) a material reduction in base salary; (iv) a change in the primary location at which he or she is required to perform the duties of employment to a location that is more than fifty miles from the location at which his or her office is located on the date of the Change in Control; or (v) the commission of a material breach of the Change in Control Agreement by the Company or the Bank.

The following tables describe estimated amounts of compensation and benefits that could be payable to each named executive officer upon certain terminations or a change in control. All amounts assume the named executive officers terminated employment as of December 31, 2016. The actual amounts that would be paid to each named executive officer upon termination of employment or a change in control can only be determined at the time the actual triggering event occurs.

Mark McFatridge

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Mark McFatridge, our former President and Chief Executive Officer. As described above, Mr. McFatridge resigned effective January 14, 2017 and the actual payments negotiated in connection with his termination were made pursuant to a separation agreement entered into at the time of his resignation.

Type of Payment	Voluntary Termination without Good Reason or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	$850,000	-	-	$850,000	-
Accelerated Vesting of Equity Awards	-	$0	-	-	$0	-
Annual Bonus	-	$120,000	-	-	$120,000	-
Total	-	$970,000	-	-	$970,000	-

Matt Machen

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Matt Machen, our current President and Chief Executive Officer.

Type of Payment	Voluntary Termination without Good Reason or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	-	-	-	$500,000	-
Accelerated Vesting of Equity Awards(1)	-	-	-	-	$477,886	-
Total	-	-	-	-	$977,886	-

(1)

The value of the accelerated vesting of restricted is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016, which was $10.15. The value of the accelerated vesting of stock options is equal to the difference between the closing price of our common stock as reported on NASDAQ on December 31, 2016 minus the exercise price of the stock option.

Sherri Billings

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Sherri Billings, our Senior Executive Vice President and Chief Financial Officer. In addition to the amounts below, Ms. Billings is entitled to payments under the Pentegra Plan following her departure from the Company, as described above under “Pension Benefits for 2016 Fiscal Year.”

Type of Payment	Voluntary Termination without Good Reason or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	-	-	-	$450,000	-
Accelerated Vesting of Equity Awards(1)	-	-	-	-	$168,817	-
Total	-	-	-	-	$618,817	-

(1)

The value of the accelerated vesting of restricted is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016, which was $10.15. The value of the accelerated vesting of stock options is equal to the difference between the closing price of our common stock as reported on NASDAQ on December 31, 2016 minus the exercise price of the stock option.

Tom Fritsche

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Tom Fritsche, our Executive Vice President and Chief Risk Officer.

Type of Payment	Voluntary Termination without Good Reason or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	-	-	-	$700,000	-
Accelerated Vesting of Equity Awards(1)	-	-	-	-	$664,425	-
Total	-	-	-	-	$1,364,425	-

(1)

The value of the accelerated vesting of restricted is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016, which was $10.15. The value of the accelerated vesting of stock options is equal to the difference between the closing price of our common stock as reported on NASDAQ on December 31, 2016 minus the exercise price of the stock option.

Shelly Loftin

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Shelly Loftin, our Executive Vice President and Chief Administrative Officer. Effective February 15, 2017, the Board amended Ms. Loftin’s Change in Control Agreement to increase the severance payment from one (1) times annualized base salary to two (2) times annualized base salary. The table below assumes retroactive effect of the amendment to December 31, 2016.

Type of Payment	Voluntary Termination without Good Reason or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	-	-	-	$360,000	-
Accelerated Vesting of Equity Awards(1)	-	-	-	-	$180,302	-
Total	-	-	-	-	$540,302	-

(1)

The value of the accelerated vesting of restricted is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016, which was $10.15. The value of the accelerated vesting of stock options is equal to the difference between the closing price of our common stock as reported on NASDAQ on December 31, 2016 minus the exercise price of the stock option.

Yurik Paroubek

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2016 for Yurik Paroubek, our Executive Vice President and Chief Technology Officer.

Type of Payment	Voluntary Termination without Good Reason or Retirement	Termination without Cause or Resignation for Good Reason other than a Change in Control	Termination for Cause	Change in Control with no Termination	Termination without Cause or Resignation for Good Reason following a Change in Control	Death or Disability
Severance	-	-	-	-	$180,000	-
Accelerated Vesting of Equity Awards(1)	-	-	-	-	$157,305	-
Total	-	-	-	-	$337,305	-

(1)

The value of the accelerated vesting of restricted is based on the closing price of our common stock as reported on NASDAQ on December 30, 2016, which was $10.15. The value of the accelerated vesting of stock options is equal to the difference between the closing price of our common stock as reported on NASDAQ on December 31, 2016 minus the exercise price of the stock option.

Director Compensation

In consideration for their service on the Board, all directors, other than directors that also serve as officers of the Company or the Bank, receive $540 per month for their service on the Board of Directors of the Company and $1,440 per month for their service on the board of directors of the Bank. Additionally, during 2016 all directors other than directors that also served as officers of the Company or the Bank received an award of 1,100 restricted stock units vesting in three equal annual installments beginning on the first anniversary of the grant date. Members of the respective board of the Company or the Bank serving on a committee of such board did not receive any additional compensation for serving on such committee.

As Vice Chairmen of the Board, Messrs. Cavin and Horton received additional cash fees in 2016 of $8,308 and $17,308, respectively

The following table sets forth information concerning compensation paid or accrued by the Company and the Bank to each member of the board of directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
W. Dabbs Cavin	$24,148	$9,394	$—	$—	$33,542
K. Aaron Clark	$15,840	$9,394	$—	$—	$25,234
Frank Conner	$15,840	$9,394	$—	$—	$25,234
Scott T. Ford	$15,840	$9,394	$—	$—	$25,234
G. Brock Gearhart	$15,840	$9,394	$—	$—	$25,234
John J. Ghirardelli	$15,840	$9,394	$—	$—	$25,234
O. Fitzgerald Hill	$15,840	$9,394	$—	$—	$25,234
Daniel C. Horton	$33,148	$9,394	$—	$—	$42,542
Richard N. Massey	$15,840	$9,394	$—	$—	$25,234
Ian R. Vaughan	$15,840	$9,394	$—	$—	$25,234

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the 2018 annual meeting of shareholders of the Company must be received at the principal executive offices of the Company, 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211, Attention: Corporate Secretary, no later than December 5, 2017. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposal be sent by certified mail, return receipt requested. If we change our 2018 annual meeting date to a date more than 30 days from the one-year anniversary date of the 2017 Annual Meeting, then the deadline referred to in this paragraph will be changed to a reasonable time before we print and mail proxy materials. If we change the date of our 2018 annual meeting in a manner that alters the submission deadline under Rule 14a-8, we will so state under Part II—Item 5 of the first quarterly report on Form 10-Q filed with the SEC after the date change or will notify the Company’s shareholders by another reasonable method.

Article II, Section 16 of the Company’s Bylaws sets forth the process by which shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting. Article II, Section 16 provides that only business properly brought before an annual meeting of shareholders shall be conducted at such meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, such proposed business must constitute a proper matter for shareholder actions, and the shareholder must have given timely notice thereof in writing to the Corporate Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, if an annual meeting of shareholders is called for a date that is not within 25 days before or after the anniversary date of the preceding annual meeting, then, in order to be timely, a shareholder’s notice must be received by the Company no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the annual meeting was mailed or public announcement of such date was made. To be timely for purposes of the 2018 annual meeting of shareholders, assuming the date of such annual meeting is within 25 days before or after the one-year anniversary of the 2017 annual meeting of shareholders, the notice must be received by the Company’s Corporate Secretary neither before January 17, 2018, nor after February 16, 2018.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a process by which shareholders may communicate directly with the Board, a Board committee, a particular group of directors (e.g., the independent directors), or individual members of the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the named individual, the committee, the group, or the Board as a whole c/o Corporate Secretary, Bear State Financial, Inc., 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211. In general, any communication delivered to the Corporate Secretary for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Corporate Secretary reserves the right not to forward any abusive, threatening or otherwise inappropriate materials.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2016 accompanies this proxy statement. Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, the Company will furnish to any shareholder without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 without exhibits required to be filed under the Exchange Act. Such written requests should be directed to Corporate Secretary, Bear State Financial, Inc., 900 South Shackleford Rd., Suite 605, Little Rock, Arkansas 72211. The Form 10-K is not part of the proxy solicitation materials.

OTHER MATTERS

Each proxy solicited hereby also confers discretionary authority on the proxies named therein to vote the proxy with respect to the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

APPENDIX A

Reconciliation of Non-GAAP to GAAP Financial Measures
(In thousands, except share data)

For the Year Ended
2016
Income before income taxes	$24,318
Adj: Gain on sale of securities, net	(19)
Adj: Merger, acquisition and integration expenses	582
Adj: Branch restructure and related property valuation expense, net of gain on sale of properties	351
Adj: Net gain on real estate owned	(444)
Total core income before taxes	$24,788

For the Year Ended
2016
Non-interest income (Bank)	$16,638
Adj: Gain on sale of securities, net	(19)
Core non-interest income (Bank)	$16,619

Non-interest expense (Bank)	$54,981
Adj: Merger, acquisition and integration expenses	(552)
Adj: Branch restructure and related property valuation expense, net of gain on sale of properties	(351)
Adj: Net gain on real estate owned	444
Core non-interest expense (Bank)	$54,522

Non-interest income/Non-interest expense (Bank)	30.26%

Core non-interest income/Core non-interest expense (Bank)	30.48%

BEAR STATE
FINANCIAL

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors
The Board of Directors Nominees for a one-year term:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - W. Dabbs Cavin	☐	☐	☐	02 - William Changose	☐	☐	☐	03 - K. Aaron Clark	☐	☐	☐
04 - Frank Conner	☐	☐	☐	05 - Scott T. Ford	☐	☐	☐	06 - G. Brock Gearhart	☐	☐	☐
07 - John J. Ghirardelli	☐	☐	☐	08 - O. Fitzgerald Hill	☐	☐	☐	09 -Daniel C. Horton	☐	☐	☐
10 - J. Matthew Machen	☐	☐	☐	11 - Richard N. Massey	☐	☐	☐	12 - Ian R. Vaughan	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment by the Audit Committee of BKD LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

02JFEA

THE PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT: www.edocumentview.com/bsf

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — BEAR STATE FINANCIAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BEAR STATE FINANCIAL, INC. ("COMPANY") FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017 AND AT ANY ADJOURNMENT THEREOF.

The person authorizing this proxy, being a shareholder of the Company as of March 28, 2017, hereby authorizes and appoints the Board of Directors of the Company, and any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Company's office located at 135 Section Line Road, Hot Springs, AR 71913 on Wednesday, May 17, 2017, at 11:00 a.m., Central Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, upon the proposals listed and described in the Proxy Statement and in their discretion with respect to such other matters as may properly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote with respect to approval of the minutes of the last meeting of shareholders, the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the meeting.

The Board of Directors recommends that you vote **FOR** the Board of Directors' nominees listed and **FOR** Proposal 2. Shares of common stock of the Company will be voted as specified. **If no specification is made, shares will be voted for the election of the Board of Directors' nominees and for Proposal 2 and otherwise at the discretion of the proxies including on matters that properly come before the meeting.** This proxy may not be voted for any person who is not a nominee of the Board of Directors of the Company. This proxy may be revoked at any time before it is exercised.

The person authorizing this proxy hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Bear State Financial, Inc. called for May 17, 2017, a Proxy Statement for the Annual Meeting and the 2016 Annual Report on Form 10-K.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE